EXHIBIT 2.2

[*] Confidential treatment has been requested for the information indicated pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy on file as an exhibit omits the information subject to the confidentiality request. Such omitted information has been filed separately with the Commission.

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

VERIZON MEDIA VENTURES INC.

and

KNOLOGY NEW MEDIA, INC.

July 15, 2003

TABLE OF CONTENTS

ARTICLE I Definitions and Interpretation
1.1	Definitions.
1.2	Interpretation

ARTICLE II Purchase and Sale of Acquired Assets
2.1	Acquired Assets Subject to Agreement
2.2	Excluded Assets
2.3	Third-Party Consents
2.4	License.

ARTICLE III Assumption of Liabilities
3.1	Assumption of Liabilities
3.2	Excluded Liabilities

ARTICLE IV Consideration
4.1	Consideration
4.2	Payment of Cash Payments
4.3	Adjustments to Cash Payments
4.4	Final Adjustment Amount.
4.5	Allocation of Cash Payments

ARTICLE V Representations and Warranties of Seller
5.1	Organization, Standing and Power
5.2	Authority
5.3	No Breach or Conflict
5.4	Material Consents
5.5	Accounts Receivable
5.6	Tangible Assets
5.7	Claims, Litigation and Disputes
5.8	Acquired Contracts
5.9	Compliance With Laws
5.10	Taxes, Fees and Utilities
5.11	Franchises and Permits.
5.12	Financial Statements.
5.13	Employees and Related Matters.
5.14	Environmental Matters
5.15	Brokerage Fees
5.16	Exclusive Dealing
5.17	Title to and Condition of Real Property
5.18	Intellectual Property and Trademarks
5.19	Systems.
5.20	Conduct of Business in Ordinary Course of Business

i

5.21	Letters of Credit, Bonds, Etc.
5.22	No Material Adverse Effect
5.23	Condition and Suitability of Assets
5.24	Disclaimer

ARTICLE VI Representations and Warranties of Buyer
6.1	Organization, Standing and Power
6.2	Authority
6.3	No Breach or Conflict
6.4	Third-Party Consents
6.5	Claims, Litigation and Disputes
6.6	Financing
6.7	Brokerage Fees
6.8	Qualification
6.9	Buyer’s Investigation

ARTICLE VII Seller’s Covenants
7.1	Access
7.2	Conduct of Business Pending Closing
7.3	Further Assurances
7.4	Confidentiality
7.5	Limitations on Use of Certain Information and Marketing
7.6	Affiliate Agreements
7.7	Risk of Loss
7.8	Third-Party Consents.
7.9	Interim Financial Statements
7.10	Transfer of Unique Inventory
7.11	Cooperation Regarding Request for Franchise Renewal
7.12	Payroll Taxes
7.13	Buyer’s Audit and Examination
7.14	Accounts Receivable
7.15	Obligations Pursuant to Transition Services Agreement

ARTICLE VIII Covenants of Buyer
8.1	Third-Party Consents.
8.2	Discharge of Assumed Liabilities
8.3	Confidentiality
8.4	Access
8.5	Bonds, Letters of Credit, Etc.
8.6	Further Assurances
8.7	Intellectual Property
8.8	Vehicles
8.9	Payroll Taxes
8.10	Obligations Pursuant to Transition Services Agreement

ARTICLE IX Conditions to Seller’s Obligations
9.1	Buyer’s Representations and Warranties

9.2	Buyer’s Covenants
9.3	Consents
9.4	Buyer’s Deliveries
9.5	No Proceedings

ARTICLE X Conditions to Buyer’s Obligations
10.1	Seller’s Representations and Warranties
10.2	Seller’s Covenants
10.3	Consents
10.4	Seller’s Deliveries
10.5	No Proceedings
10.6	Statutes, Proceedings, Etc.
10.7	FIRPTA Affidavit
10.8	Florida System Closing

ARTICLE XI Closing and Termination
11.1	Closing.
11.2	Termination
11.3	Effect of Termination.

ARTICLE XII Seller’s Deliveries at Closing
12.1	Bring-Down Certificate
12.2	Secretary’s Certificate
12.3	Ancillary Agreements

ARTICLE XIII Buyer’s Deliveries at Closing
13.1	Cash Payment
13.2	Bring-Down Certificate
13.3	Secretary’s Certificate
13.4	Buyer Ancillary Agreements

ARTICLE XIV Tax Matters
14.1	Filing of Returns
14.2	Access to Books and Records
14.3	Indemnification for Taxes.
14.4	Transaction Taxes
14.5	Tax Prorations
14.6	Tax Refunds

ARTICLE XV Indemnification
15.1	Survival of Representations, Warranties and Covenants.
15.2	Indemnification.
15.3	Limitations on Liability.
15.4	Defense of Claims.
15.5	No Indemnifiable Claims Resulting From Governmental Entity Action
15.6	Infringement.
15.7	Inapplicability to Taxes

ARTICLE XVI Miscellaneous
16.1	Expenses
16.2	Governing Law
16.3	Notices
16.4	Definition of Agreement
16.5	Headings, Gender
16.6	Counterparts; Third Party Beneficiaries
16.7	Intentionally Omitted
16.8	Modifications
16.9	Schedules
16.10	Assignment and Binding Effect
16.11	Public Announcements; Confidentiality
16.12	Right to Specific Performance
16.13	Bulk Sales Laws

INDEX OF SCHEDULES*

Schedule 1.1-A	Seller’s Knowledge
Schedule 1.1-B	Target Florida Subscriber Number and Target Florida Subscriber Revenue
Schedule 1.1-C	Scripts
Schedule 2.1(c)	Equipment
Schedule 2.1(d)(ii)	Equipment Leases
Schedule 2.1(d)(iii)	Pole Attachment and Conduit Agreements
Schedule 2.1(d)(iv)	Bulk Agreements
Schedule 2.1(d)(vi)	Advertising Agreements
Schedule 2.1(d)(viii)	Programming Agreements
Schedule 2.1(d)(x)	Other Contracts
Schedule 2.2(d)	Bonds and Insurance
Schedule 2.2(f)	Inter-Unit Services Assets
Schedule 2.2(m)	Seller’s Back Office Systems
Schedule 2.2(n)	Other Excluded Assets
Schedule 5.4	Material Consents
Schedule 5.5(i)	Accounts Receivable
Schedule 5.5(ii)	Pro Forma Working Capital Statement
Schedule 5.6	Tangible Assets
Schedule 5.7	Claims, Litigation and Disputes
Schedule 5.8	Acquired Contracts
Schedule 5.9	Compliance with Laws
Schedule 5.10	Taxes, Fees and Utilities
Schedule 5.11(a)	Franchises and Permits
Schedule 5.11(b)	Franchises and Permits
Schedule 5.12(a)(i)	Copies of the Financial Statements
Schedule 5.12(a)(ii)	Financial Statements
Schedule 5.12(b)	No Undisclosed Liabilities
Schedule 5.12(c)	Inter-Unit Services and Related Allocations

Schedule 5.13(a)	Employee Benefit Plans
Schedule 5.13(b)	Employee Benefit Plans–Pending Actions, Claims or Lawsuits
Schedule 5.13(c)	Employees and Employee Matters
Schedule 5.13(d)	List of Employees and Independent Contractors
Schedule 5.13(e)	Employee Related Matters
Schedule 5.17(b)	Leased Real Property
Schedule 5.17(c)(i)	Leased Real Property–Identification and Parties
Schedule 5.17(e)	Easements
Schedule 5.18	Intellectual Property Infringements
Schedule 5.19(a)	Systems
Schedule 5.19(b)	System Information
Schedule 5.19(c)(i)	Franchise Pole Attachment and Conduit Lease Fees
Schedule 5.19(c)(ii)	Adjustments to Franchise Pole Attachment and Conduit Lease Fees
Schedule 5.19(d)	Request for Signal Carriage
Schedule 5.19(e)	Fiber
Schedule 5.19(f)	Commitments
Schedule 5.20	Ordinary Course of Business–Exceptions
Schedule 5.21	Letters of Credit, Bonds, Etc.
Schedule 5.22	No Material Adverse Effect
Schedule 7.2	Conduct of Business Pending Closing
Schedule 9.3	Required Consents

INDEX OF EXHIBITS*

Exhibit A	Assumption Agreement
Exhibit B	Bill of Sale and Assignment Agreement
Exhibit C	Intellectual Property Agreement
Exhibit D	Employee Matters Agreement
Exhibit E	California Manhole Access Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Affiliate Lease Agreement
Exhibit H	Form of Tower Agreements
Exhibit I	Brand Phaseout License Agreement
Exhibit J	Aging Report as of June 23, 2003 for the Florida System and as of June 30, 2003 for the California System
Exhibit K	Retention Adjustments for Florida System

INDEX OF ANNEXES*

Annex I      Geographical Areas of the Systems

* All schedules, exhibits, and annexes have been omitted but will be furnished to the Securities and Exchange Commission upon request.

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 15th day of July, 2003, by and between Verizon Media Ventures Inc., a Delaware corporation (“Seller”), and Knology New Media, Inc., a Delaware corporation (“Buyer”).  (Each of Buyer and Seller shall be referred to herein individually as a “Party” and collectively as the “Parties”).

W I T N E S S E T H

WHEREAS, Seller owns and operates certain cable television franchises and cable television systems serving the geographical areas listed on Annex I hereto together with certain related assets and rights;

WHEREAS, Seller desires to sell, convey, transfer and assign to Buyer, and Buyer desires to acquire from Seller, the assets owned by Seller and used or held for use in the Business (as such term is defined herein), other than the Excluded Assets (as such term is defined herein), and, in connection therewith, Buyer has agreed to assume certain liabilities of Seller relating to the Business, all on the terms and conditions set forth herein; and

WHEREAS, in connection with the transactions contemplated by this Agreement and in order to induce Buyer to enter into this Agreement, Seller shall, and shall cause its Affiliates to, as applicable, enter into the Ancillary Agreements (as such term is defined herein) with Buyer.

NOW THEREFORE, the Parties hereto agree as follows:

ARTICLE I

Definitions and Interpretation

1.1 Definitions.

“Accounts Receivable” means all accounts receivable resulting from the operations of the Systems, both billed and accrued, but excluding any accounts which have been fully written off.

“Accounts Receivable Settlement Amount” means (a) the face amount of all Accounts Receivable that are not past due as of the Closing Date, plus (b) 93% for the Florida System and 98% for the California System, of the face amount of all Accounts Receivable that are between 1 and 30 days past due as of the Closing Date, plus (c) 69% for the Florida System and 98% for the California System, of the face amount of all Accounts Receivable that are between 31 and 60 days past due as of the Closing Date, less the face value of all Accounts Receivable which have been billed but relate to services to be rendered following the Closing Time, in all cases, with the number of days past due being determined from the last day of the period for which the applicable billing relates; provided, however, that any such Accounts Receivable shall be excluded from such amount if such Accounts Receivable (i) relates to customers whose service is pending disconnection for reason of non-payment on the Closing Date or (ii) arose from billings that were not made in the ordinary course of business consistent with past practices.  For the sake of clarity, the Accounts Receivable Settlement Amount will not include any amounts which are 61 days or more past due.

“Acquired Assets” is defined in Section 2.1

“Acquired Contracts” is defined in Section 2.1(d).

“Acquired Intellectual Property” means (i) Proprietary Business Information, (ii) Jointly Owned Proprietary Business Information, (iii) Scripts listed on Schedule 1.1-C that are used exclusively in the Business and which Seller has the right to convey without the consent of, or the payment of compensation or other consideration to, any Person, (iv) all microcode embedded in the Equipment that was conveyed to Seller at the time it purchased the Equipment and which Seller has the right to convey with the Equipment without the consent of, or the payment of compensation or other consideration to, any Person and (v) all Intellectual Property transferred to Buyer as part of or pursuant to the assignment of any license listed on Subsection (c) of Schedule 9.3, if any.

“Acquired Records” means all the files, books, records (including service, production, maintenance, customer and vendor records), and ledgers or other similar information (in any form or medium) used or held for use in the Business, including manuals, correspondence, price lists, customer lists, mailing lists, purchasing materials and records, papers, construction and engineering maps and data, schematics and blueprints, and other similar data, except for the materials, data or information retained by Seller pursuant to Section 2.2, provided that, “Acquired Records” shall be deemed to include any and all construction and engineering maps applicable to areas which are outside the geographical area actually served by the applicable System, but are contiguous to the geographical area actually served by the applicable System.

“Actual Florida Subscriber Number” means the number of Equivalent Basic Subscribers and Data Subscribers served in the aggregate by the Florida System as of the Florida Measurement Date.

“Actual Florida Subscriber Revenue” means the Monthly Revenue for the calendar month ending on the Florida Measurement Date.

“Affiliate” means any Person who, directly or indirectly, controls, is controlled by or is under common control with the relevant Party.

“Affiliate Lease Agreement” means the Lease Agreement between Affiliates of Seller and Buyer, dated as of the Closing Date, in substantially the form of Exhibit G.

“Aging Report” and “Aging Reports” mean those certain reports regarding the aging of Accounts Receivable that are provided by Seller to Buyer pursuant to this Agreement, in substantially the form of Exhibit J, which sets forth the Aging Report as of June 23, 2003 for the Florida System and the Aging Report as of June 30, 2003 for the California System.

“Agreement” is defined in the introductory paragraph and Section 16.4 of this Agreement.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale and Assignment Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Affiliate Lease Agreement, the Tower Agreements, the Transition Services Agreement and the California Manhole Access Agreement, as applicable to each System.

“Assumed Liabilities” is defined in Section 3.1.

“Assumption Agreement” means the Assumption Agreement of Buyer, dated as of the Closing Date, in substantially the form of Exhibit A.

“Basic Cable Service” means the tier of cable television service that includes at least the retransmission of local broadcast signals as defined in the Cable Act which defines “cable television service” specifically as “(A) the one-way transmission to subscribers of (i) video programming, or (ii) other programming service, and (B) subscriber interaction, if any, which is required for the selection or use of such video programming or other programming service.”

“Basket Amount” is defined in Section 15.3(d).

“Bill of Sale and Assignment Agreement” means the Bill of Sale and Assignment Agreement of Seller, dated as of the Closing Date, in substantially the form of Exhibit B.

“Brand Phaseout License Agreement” means the Brand Phaseout License Agreement dated as of the Closing Date, in substantially the form of Exhibit I.

“Bulk Agreements” are defined in Section 2.1(d)(iv).

“Business” means the business of owning and operating the Systems, as such business is conducted on the date hereof and as of each applicable Closing Date.

“Business Non-Statutory Intellectual Property” is defined in the Intellectual Property Agreement.

“Business Statutory Intellectual Property” is defined in the Intellectual Property Agreement.

“Buyer” is defined in the introductory paragraph of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 6.2.

“Cable Act” means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., all other provisions of the Cable Communications Policy Act of 1984 and the provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996, amending Title VI of the Communications Act of 1934, in each case as amended and the rules and regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

“California Manhole Access Agreement” means the Manhole and Handhole License Agreement between an Affiliate of Seller and Buyer, dated as of the Closing Date for the sale of the California System, in substantially the form of Exhibit E.

“California Measurement Date” means the last day of the calendar month immediately preceding the Closing Date of the sale of the California System.

“California System” means the cable television system serving the geographical area identified under section A of Annex I hereto and operating pursuant to the applicable Franchise.

“California System Payment” is defined in Section 4.2(b).

“Closing”, “Closing Date” and “Closing Time” are defined in Section 11.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” mean (i) that certain Collective Bargaining Agreement between Seller and the Communications Workers of America on behalf of Local 9586 and (ii) that certain Collective Bargaining Agreement between Seller and the International Brotherhood of Electrical Workers Local 824.

“Combined Florida Adjustment” is defined in Section 4.3(a)(iii).

“Communications Act” means the Communications Act of 1934, as amended, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, as such statute may be amended from time to time.

“Consents” means all of the consents, notices, filings or approvals of Governmental Entities or other third parties necessary (i) for the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, (ii) to transfer the Acquired Assets to Buyer and otherwise to consummate the transactions contemplated hereby and by the Ancillary Agreements and (iii) for Buyer to assume the Franchises and the other Acquired Contracts.

“Contract” means any contract, agreement, lease, license, commitment or other legally binding agreement.

“Court Order” means any judgment, decree, injunction, order, writ or ruling of any Governmental Entity or arbitrator.

“Current Assets” is defined in Section 4.3(b).

“Current Liabilities” is defined in Section 4.3(c).

“Customer Proprietary Information” means that portion of Proprietary Business Information that comprises personal information of a customer of the Business that was provided by such customer in connection with the Business and all information about such customer’s subscription and account, including, without limitation, such customer’s name, mailing address, email address, telephone number, category of subscription services, and billing and payment information.

“Data Service” means the provision of cable modem high-speed internet access by the Business.

“Data Subscribers” (or “DSs”) means [ * ].

“DCO” means a district cable office applicable to each System.

“DSL Services” means digital subscriber line internet access services, which are offered by Affiliates of Seller.

“Employee” means each active employee, full-time or part-time, of Seller (or an Affiliate of Seller) who, as of the date of this Agreement, has performed (during the 12-month period immediately preceding the date of this Agreement (or the period of the employee’s employment with Seller and its Affiliates, if less)) a majority of such employee’s services in connection with or for the benefit of the Systems, including all persons covered by the Collective Bargaining Agreements, (other than employees based at the Wentzville, Missouri call center and employees based in Irving, Texas and in New York).  The term “active employee” shall include any employee who is on military leave, maternity/paternity leave, other approved leave of absence, short-term disability, long term disability, workers’ compensation, or layoff with recall or other return rights.

“Employee Benefit Plan” means any of the following arrangements (whether formal or informal, and whether written or unwritten) under which an employer has any liability to provide benefits or compensation to or on behalf of any employee, or the spouse or dependents of any employee:

(a)                                  any employee benefit plan within the meaning of Section 3(3) of ERISA, and

(b)                                 any other profit-sharing, deferred compensation, incentive compensation, bonus, commission, stock option, stock purchase, medical, dental or life insurance, severance pay, unemployment benefit, vacation pay, savings, dependent care, scholarship, accident, disability, weekly income, salary continuation or other compensation or fringe benefit plan, program or agreement.

“Employee Matters Agreement” means the Employee Matters Agreement between Seller and Buyer, executed by the Parties as of the date hereof in the form of Exhibit D.

“End Date” is defined in Section 11.2.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Federal Water Pollution Control Act, the Clean Air Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Hazardous

Materials Transportation Act, the Federal Insecticide, Fungicide and Rodenticide Act, as well as all other federal, state or local Laws, regulations or requirements, or such portions thereof, that are similar to the above-referenced Laws or that otherwise govern chemicals, products, materials or wastes that pose risks to the environment or the public welfare.

“Equipment” is defined in Section 2.1(c).

“Equivalent Basic Subscribers” (or “EBSs”)  means [ * ].

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that with the subject Person is:

(a) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code;

(b) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code;

(c) a member of an affiliated service group within the meaning of Section 414(m) of the Code; or

(d) a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

“Escrow Amount” is defined in Section 4.2(a).

“Estimate Statement” is defined in Section 4.3(e).

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 3.2.

“Excluded Marks” means all Trademarks and related registrations and applications for registration owned by Seller or an Affiliate of Seller, or licensed to Seller or an Affiliate of Seller by any Person, and any derivations of the foregoing, and may include marks subject to the Brand Phaseout License Agreement; it being understood and agreed that Excluded Marks are Excluded Assets.

“Expanded Basic Cable Service” means video programming service that includes premiercast® level of services, as described on Schedule 5.19(b).

“Expiration Date” is defined in Section 15.1(a).

“FCC” means the Federal Communications Commission.

“Final Adjustment Amount” is defined in Section 4.4(a).

“Final Allocation” is defined in Section 4.5.

“Final Closing” means the last Closing of the transactions contemplated by this Agreement.

“Final Statement” is defined in Section 4.4(a).

“Financial Statements” is defined in Section 5.12.

“Florida Measurement Date” means the last day of the calendar month immediately preceding the Closing Date of the sale of the Florida System.

“Florida Revenue Adjustment” is defined in Section 4.3(a)(ii).

“Florida Subscriber Adjustment” is defined in Section 4.3(a)(i).

“Florida System” means the cable television system serving the geographical areas identified under section B of Annex I hereto and operating pursuant to the applicable Franchises.

“Florida System Payment” is defined in Section 4.2(c).

“Franchises” means all municipal, county or other local franchises or ordinances and applications authorizing the construction, installation, maintenance and operation of the Systems, including all written amendments thereto and modifications thereof.

“Franchising Authorities” means all municipal and county authorities which have issued Franchises or before which are pending any Franchise applications relating to the operation of the Systems.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency, regulatory agency or body or commission or other governmental authority or instrumentality, domestic or foreign, including any Franchising Authority.

“Homes Passed Constructed” means single family residences, vacant lots, individual dwellings in multiple dwelling units, and commercial establishments that can be served through the Systems via plant extensions or other minor construction.

“Indemnifiable Losses” is defined in Section 15.3(a).

“Indemnification Payment” is defined in Section 15.3(a).

“Indemnifying Party” is defined in Section 15.3(a).

“Indemnitee” is defined in Section 15.3(a).

“Independent Accountants” is defined in Section 4.4(b).

“Initial Allocation” is defined in Section 4.5.

“Intellectual Property” means all Statutory Intellectual Property and Non-Statutory Intellectual Property.

“Intellectual Property Agreement” means the Intellectual Property Agreement between Seller and Buyer, dated as of the Closing Date, in substantially the form of Exhibit C.

“Interim Financial Statements” is defined in Section 7.9.

“Inter-Unit Services” means all of the services or assets provided to, or costs incurred on behalf of, the Business by Affiliates of Seller in connection with the Business or relating to the Acquired Assets, including back-office and administrative support services, and services provided pursuant to (i) the Verizon Tariff, FCC No. 10, section 4, effective January 25, 2001, for broadband video services, (ii) the Verizon Tariff, FCC No. 14, section 20, effective May 2, 2001, for optical networking services, (iii) real estate lease agreements, and (iv) pole attachment and conduit occupancy lease or licensing agreements.

“Inventory” means all inventory located on the Leased Real Property and all operating inventory owned by Seller, wherever located, including raw materials, work in progress, recycled materials, finished products, packaging materials, supplies, spare parts, inventory acquired on or before the Closing Time from Verizon Logistics Inc., other inventory of every kind and nature existing for the Systems, and, in each case, used or held for use in the Business.

“Jointly Owned Proprietary Business Information” is defined in the Intellectual Property Agreement.

“Law” means any federal, state, provincial, local or foreign law, statute, rule, regulation or ordinance of any Governmental Entity, excluding the Franchises (but not any such Law related to the Franchises).

“Leased Real Property”means the leasehold interests in all real property, which real property is located in the geographical areas identified on Annex I hereto, used or held for use in the Business.

“Leases” means, collectively, the lease agreements pursuant to which leasehold estates and interests in the Leased Real Property have been granted.

“Licensed Intellectual Property” is defined in the Intellectual Property Agreement.

“Lien” means any lien, charge, mortgage, option, security interest, restriction or other encumbrance affecting title.

“Marketable Homes” means that portion of Homes Passed Constructed that can be served through the Systems without incurring substantial per unit expenses for any extension or modification of any System, other than any expenses typically associated with installation of inside wiring or a “drop” and, for the avoidance of doubt, not including existing multiple dwelling units requiring a Bulk Agreement or a Right of Entry Agreement or other existing residential areas for which Seller does not have access rights.

“Material Acquired Contracts” is defined in Section 5.8.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise) or operations of the Business, the Systems or the Acquired Assets, taken as a whole, or any material adverse effect on the ability of Seller or its Affiliates, as applicable, to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, but shall specifically exclude any such material adverse effect resulting directly from the announcement of this Agreement or the pendancy of the transactions contemplated hereby.

“Monthly Revenue” means an amount equal to (x) total recurring monthly Data Service revenues (excluding non-recurring revenues, which would include, but not be limited to, installation fees) for the Florida System for the calendar month ending on the Florida Measurement Date, plus (y) the total recurring monthly cable television service revenues (i.e., Basic Cable Service and Expanded Basic Cable Service, but excluding non-recurring revenues, which would include, but not be limited to, installation fees) for the Florida System for the calendar month ending on the Florida Measurement Date, minus (z) the retention adjustments for the corresponding period (calculated in a manner consistent with Exhibit K, which sets forth the Monthly Revenue and related adjustments for 2003); provided, however, that no revenue shall be included with respect to any customer in a multi-dwelling unit or commercial establishment that obtains service on a “bulk-rate” basis if the contracting party to the Bulk Agreement relating to such multi-dwelling unit or commercial establishment notifies Buyer or Seller in writing (including by fax or email) that it does not intend to accept the assignment of such Bulk Agreement to Buyer.

“Material Consents” is defined in Section 5.4.

“Measurement Date” means the California Measurement Date or the Florida Measurement Date, as applicable.

“New York Courts” is defined in Section 16.2.

“Non-Disclosure Agreement” means that Confidentiality Letter Agreement by and between Seller and GLA, dated October 16, 2001.

“Non-Statutory Intellectual Property” means all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, Software, Software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be sublicensed to any Person who is not an Affiliate of Seller without the payment of compensation or other consideration to any Person.

“Normal Business Level” is defined in Section 7.7(b).

“Notice of Disagreement” is defined in Section 4.4(a).

“Parties” and “Party” are defined in the introductory paragraph of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Periodic Taxes” is defined in Section 14.5.

“Permit” means any permit, license, consent, franchise, approval or authorization (or any amendment thereto or modification thereof) from any Governmental Entity, including the Franchises, and any satellite, business radio and other FCC licenses.

“Permitted Liens” means:

(a) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens imposed by law arising or incurred in the ordinary course of business consistent with past practices,

(b) Liens for Taxes that are not yet due and payable or that are being contested in good faith,

(c) such other immaterial imperfections in title, charges, easements, restrictions and encumbrances which do not detract from the value of or interfere with the present use of the assets to which they relate,

(d) retention of title agreements with suppliers entered into in the ordinary course of business, or

(e) other Liens that are released concurrently with or prior to the Closing.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, business association or other entity.

“Pole Attachment and Conduit Agreements” is defined in Section 2.1(d)(iii).

“Prepaid Expenses” means all prepaid expenses as of the Closing Date relating to the operation of the Business to the extent the benefit of such prepaid expenses can be realized by Buyer within 12 months after the Closing Date (which prepaid expenses shall be prorated between Seller and Buyer as of the Closing Date on the basis of the period covered by the respective prepayment); provided, however, that notwithstanding anything herein to the contrary, Prepaid Expenses shall not include (A) prepaid expenses which relate to Inter-Unit Services (other than (i) as provided in the Transition Services Agreement and (ii) the Pole Attachment and Conduit Agreements), (B) prepaid expenses which relate to supplies and Inventory, (C) prepaid insurance expenses, (D) prepaid wages, salaries, payroll taxes and expenses, benefits, perquisites and other compensation related expenses and (E) prepaid expenses which relate to the Excluded Assets.

“Pro Forma Working Capital Statement” means the statement dated June 30, 2003 and set forth on Schedule 5.5(ii), which contains the calculation of the (i) the Current Assets contemplated by Section 4.3(b), including without limitation the Accounts Receivable Settlement Amount, minus (ii) the Current Liabilities contemplated by Section 4.3(c), in each case reasonably estimated by Seller, in good faith, to be the calculation as of such date that would be included in the Final Statement if the Closing had occurred on that date.

“Proprietary Business Information” is defined in the Intellectual Property Agreement.

“Proration Periods” is defined in Section 14.5.

“Required Consents” is defined in Section 9.3.

“Right of Entry Agreements” means all agreements used or held for use in the Business with owners or owners’ representatives of multiple-dwelling units that authorize the provision of cable service to such multiple-dwelling units.

“Seller” is defined in the introductory paragraph of this Agreement.

“Seller Ancillary Agreements” is defined in Section 5.2.

“Seller Benefit Plans” is defined in Section 5.13(a).

“Seller’s Knowledge” (or any similar phrase) means the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule 1.1-A.

“Software” means all software, in object, human-readable or source code form, as such software exists as of the Closing, including to the extent such exist: programs, applications, databases, data files, components or elements thereof; and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing and documentation therefor.

“Statutory Intellectual Property” means all United States and foreign patents and patent applications of any kind, United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and any rights or licenses in the foregoing.

“System” and “Systems” mean, individually or collectively, as applicable or as the context requires, the California System and/or the Florida System.

“System Cash Payment” is defined in Section 4.2.

“Target Florida Subscriber Number” means the target number of Equivalent Basic Subscribers and Data Subscribers in the aggregate specified on Schedule 1.1-B for the Florida System as of the Florida Measurement Date.

“Target Florida Subscriber Revenue” means the target Monthly Revenue specified on Schedule 1.1-B for the Florida System for the calendar month ending on the Florida Measurement Date.

“Tax Indemnitee” is defined in Section 14.3(c).

“Tax Indemnitor” is defined in Section 14.3(c).

“Tax Returns” means all federal, state, local and foreign tax returns, reports, forms, certificates and declarations of estimated tax reports, including attachments, schedules, workpapers and amendments.

“Tax Records” means all Tax Returns and workpapers related thereto.

“Tax” and “Taxes” means (i) all federal, state, provincial, local and foreign taxes, charges, fees, levies and other assessments, including any income, alternative or minimum, business and occupation, gross receipts, disability, unemployment compensation, social security, sales, use, ad valorem, value-added, transfer, franchise, profits, withholding, wage, payroll, employment, excise, stamp, real and personal property, environmental or other tax, together with all interest, penalties and additions with respect thereto, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Third Party” or “Third Parties” means any Person other than Seller, Buyer or any of their respective Affiliates.

“Third Party Claim” is defined in Section 15.4(a).

“Third Party Intellectual Property” means any and all Intellectual Property owned by any Person, other than Seller, including (Affiliates of Seller), without regard as to whether Seller has any rights therein or the right to assign such rights to Buyer.

“Total Cash Payment” is defined in Section 4.1.

“Total Losses” is defined in Section 7.7(b).

“Tower Agreements” means the License Agreement (Tower Site) between Verizon Florida Inc. and Buyer, dated as of the Closing Date, in substantially the form of Exhibit H for the tower sites used in the Business.

“Trademarks” means trademarks, tradenames, applications for trademark registration, service marks, applications for service mark registration, logos, domain names, registrations and applications for registrations pertaining thereto, and all goodwill associated therewith.

“Transaction Tax” is defined in Section 14.4.

“Transition Services Agreement” means the Transition Services Agreement, by and between Buyer and Seller, dated as of the Closing Date, in substantially the form of Exhibit F.

1.2 Interpretation.  When a reference is made in this Agreement to a Section, recital, Schedule, Annex or Exhibit, such reference shall be to a Section, recital, Schedule, Annex or Exhibit of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” When used in this Agreement, the word “primarily” shall be deemed to be followed by the phrase “or exclusively.” All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.  Unless otherwise indicated, all references to dollars refer to United States dollars.  The Parties acknowledge that both Parties have participated in the drafting and preparation of this Agreement and the Ancillary Agreements and agree that any rule of construction to the effect that ambiguities are to be construed against the drafting party shall not be applied to the construction or interpretation of this Agreement or the Ancillary Agreements.

ARTICLE II

Purchase and Sale of Acquired Assets

2.1 Acquired Assets Subject to Agreement.  Effective as of the applicable Closing and upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all right, title and interest in, to and under the Acquired Assets (as defined hereafter) as the same shall exist at the Closing Time for the applicable System.  “Acquired Assets” shall mean, as to the System or Systems that are being conveyed to Buyer at such Closing Time, all properties, assets and rights, tangible and intangible, of every kind, nature and description, whether real, personal or mixed, that are used or held for use in the Business (in each case, other than the Excluded Assets) including:

(a) Accounts Receivable.  All Accounts Receivable.

(b) Inventory.  All Inventory.

(c) Equipment.  All equipment and other personal property used or held for use in the Business (the “Equipment”), including (without limiting the generality of the foregoing) (i) the Equipment described on Schedule 2.1(c), (ii) all microcode embedded in the Equipment that was conveyed to Seller at the time it purchased the Equipment and which Seller has the right to convey with the Equipment without the consent of, or the payment of compensation or other consideration to, any Person, and (iii) all other: spare and origination equipment, transmission and electronic equipment; set-top boxes; distribution equipment, including trunk, coaxial and optical fiber cable, and drop lines; amplifiers; power supplies, conduit, vaults, pedestals, grounding and pole hardware; routers; customer devices, including converters, encoders and taps; installer and technician equipment, including vehicles; tower equipment; tools and test equipment; cable data terminals; lab and test equipment; supplies and office equipment, including furniture, personal computers and telephone desk sets; telephone numbers (including toll free numbers); microwave transmission and reception equipment; and subscriber terminal equipment.

(d) Acquired Contracts.  All of the Contracts and Permits used or held for use in the Business, including the following (the “Acquired Contracts”):

(i)                                     All Leases with Third Parties (and interests in all Leased Real Property thereunder);

(ii)                                  All leases relating to the Equipment described in Section 2.1(c), including those equipment leases set forth on Schedule 2.1(d)(ii) (which is a list of such leases that require expenditures by Seller in excess of $[ * ] annually or at one time);

(iii)                               All pole attachment and conduit agreements with Third Parties used or held for use in the Business, which are set forth on Schedule 2.1(d)(iii) (the “Pole Attachment and Conduit Agreements”);

(iv)                              All agreements with customers of the Business, including the bulk agreements with the parties set forth on Schedule 2.1(d)(iv) (the “Bulk Agreements”) and all Right of Entry Agreements for multi-dwelling units and other bulk customers of the Business, for Data Services and video services;

(v)                                 All unfilled service orders for services to customers or prospective customers of the Business;

(vi)                              All agreements with advertisers entered into in the ordinary course of business (and Schedule 2.1(d)(vi) contains a narrative description of any arrangement whereby Seller has agreed to barter or provide a discount with respect to goods or services in exchange for advertising);

(vii)                           All Franchises;

(viii)                        All programming contracts, affiliation agreements, retransmission consent agreements and similar agreements with Third Parties set forth on Schedule 2.1(d)(viii);

(ix)                                All easements and State and county highway crossing, rights of way and access with Third Parties, railroad crossing and right of way permits used or held for use in the Systems, in each case, other than those relating to the Pole Attachment and Conduit Agreements, the Pole Attachment and Conduit Occupancy Licensing Agreements with Verizon Florida Inc. and the tariffs listed on Schedule 5.12(c);

(x)                                   All other agreements with Third Parties used or held for use in the Business, including those set forth on Schedule 2.1(d)(x) (which is a list of such other agreements which require expenditures in excess of $[ * ] annually or at one time); and

(xi)                                All letters of intent and agreements under negotiation with potential customers of the Business (including potential bulk customers).

(e) Acquired Records.  All Acquired Records.

(f) Prepaid Assets.  All Prepaid Expenses and all rights to deposits with Third Parties, to the extent contemplated by Section 4.3(d).

2.2 Excluded Assets.  Notwithstanding anything contained in Section 2.1 hereof to the contrary, the term “Excluded Assets” shall consist of the following properties, assets and rights of Seller:

(a) Cash.  Cash, cash equivalents, on hand or in banks owned by Seller (or its Affiliates), certificates of deposit, bank or savings and loan accounts, U.S.  government securities, any other marketable securities of any kind or nature or notes receivable.

(b) Claims.  Claims or other rights of Seller against Third Parties relating to the Business and arising out of transactions occurring prior to the Closing Time, unless such claims or rights relate to (i) Third-Party warranties associated with the Acquired Assets, (ii) damage incurred by the Acquired Assets or (iii) the Assumed Liabilities.

(c) Intellectual Property and Trademarks.  Except for the Acquired Intellectual Property and except and to the extent set forth in the Intellectual Property Agreement, all Intellectual Property and Trademarks of Seller or its Affiliates (including any Excluded Marks) and any Third Party Intellectual Property, Software and any rights or licenses in the foregoing.

(d) Bonds and Insurance.  Subject to Section 4.3(d), all of the bonds and insurance policies furnished by Seller pursuant to any Franchise, Pole Attachment and Conduit Agreement, or other Permit, authorization or agreement, a list of which as of the date hereof is set forth on Schedule 2.2(d).

(e) Tax Refunds and Insurance Claims.  Rights to any (i) Tax refunds or credits for Tax periods (or portions thereof) ending on or prior to the Closing Date, and (ii) insurance claims or rights to payment arising with respect to the Acquired Assets associated with the applicable System on or before the Closing Date, except as provided in Section 7.7 to the extent that such Acquired Assets were not adequately repaired or replaced prior to the Closing Date.

(f) Inter-Unit Services.  The assets, properties and rights owned by Affiliates of Seller including (i) those listed on Schedule 2.2(f), (ii) those used in the operation of the Systems through the provision of Inter-Unit Services by such Affiliate, and (iii) any Contracts pursuant to which Inter-Unit Services are provided.

(g) Corporate Documents.  The charter, bylaws, minute books, corporate seal, stock certificates, Tax Records, general ledger and other records relating to the existence or governance of Seller in any jurisdiction, Tax Records and all records relating to the Excluded Assets.

(h) Rights under Agreements.  All rights of Seller and its Affiliates under this Agreement, the Ancillary Agreements, and the certificates and other documents delivered to Seller by Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(i) Records of Sale.  All records prepared in connection with the sale of the Systems, including bids received from Third Parties and analyses relating to the Systems.

(j) Excluded Liabilities.  All rights related to the Excluded Liabilities.

(k) Programming Agreements.  All of Seller’s NCTC contracts and all of Seller’s programming contracts, affiliation agreements, retransmission consent agreements and similar agreements with Third Parties not listed on Schedule 2.1(d)(viii).

(l) Lutheran License.  Any and all rights in or related to that certain Lutheran Residence Microwave License, license number WPQ730.

(m) Back Office Systems.  The back office systems provided to Seller pursuant to a Contract with a Third Party and that are described on Schedule 2.2(m).

(n) Other Excluded Assets.  All tangible assets of Seller that are located outside the geographical areas identified on Annex I hereto and all other tangible assets which are, in all such cases, listed or described on Schedule 2.2(n), and any assets of any Seller Benefit Plan.

2.3 Third-Party Consents.  Nothing in this Agreement shall be construed as an attempt by Seller to assign any Contract or to transfer any Permit to the extent that such Contract or Permit is not assignable without the necessary consent, authorization or approval of the other party or parties thereto (including any Governmental Entity).  For the avoidance of confusion, the foregoing sentence shall not be interpreted to impose any obligation on Seller with respect to the assignment or transfer of any Contract, Permit or other agreement other than the Acquired Contracts.  If any Closing is consummated notwithstanding the absence of one or more Consents, at such time as such Consent has been obtained, or any requisite filing or notice has been made or delivered, as applicable, such Contract or Permit shall be assigned or transferred to Buyer automatically without any other conveyance or other action by Buyer.

2.4 License.

(a) Seller shall execute and deliver to Buyer on the Closing Date the Intellectual Property Agreement pursuant to which Seller shall grant to Buyer a limited license on the terms and conditions set forth therein for Licensed Intellectual Property.

(b) Except for the Acquired Intellectual Property and except to the extent as expressly provided in the Intellectual Property Agreement, the Transition Services Agreement or the Brand Phaseout License Agreement, (i) no rights or licenses, express or implied, to use or possess any Intellectual Property, including Third Party Intellectual Property, or any Software are transferred to Buyer and (ii) nothing shall constitute or be construed as a license by Seller under any Intellectual Property now or hereafter owned, obtained or licensable by Seller or any Affiliate of Seller or under any Third Party Intellectual Property.

ARTICLE III

Assumption of Liabilities

3.1 Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, pay, perform and discharge when due, effective as of the applicable Closing, only the following liabilities, responsibilities and obligations relating to the Acquired Assets corresponding to the applicable System or Systems that are the subject of such Closing (other than the Excluded Liabilities) (the “Assumed Liabilities”):

(a) Acquired Contracts.  All of Seller’s liabilities, responsibilities and obligations under the Acquired Contracts, except to the extent such liabilities (x) relate to any period prior to such Closing Time and are not Current Liabilities assumed pursuant to Section 3.1(b) or (y) are the result of any breach or default of Seller thereunder.

(b) Current and Accrued Liabilities.  All Current Liabilities, to the extent and only up to the amount included in the calculation of Current Liabilities pursuant to Section 4.3 and Section 4.4 and, for the avoidance of doubt, excluding all liabilities, losses, expenses, damages, costs or other amounts arising out of or relating to litigation pending, existing or threatened as of the applicable Closing Time, and any other contingent or unknown liability existing as of the applicable Closing Time.

(c) Operating Liabilities.  All liabilities, responsibilities, obligations, costs and expenses with respect to claims arising in any way with respect to or as a result of the operation of the applicable System if and only to the extent that they relate to Buyer’s ownership of the Acquired Assets or arising out of its operation of the Business, in each case, after the applicable Closing Time, including, without limitation, any and all franchise fees, pole attachment and conduit rentals (other than amounts reflected in item 3 of Schedule 5.10 that accrue prior to the Closing Date for the Florida System), copyright fees, Taxes or tort claims arising out of the operation of the Business or the ownership of the corresponding Acquired Assets, in each case, after the applicable Closing Time (except for Taxes, which shall be assumed for periods commencing after the applicable Closing Date in accordance with Section 14.5, other than Transaction Taxes, which shall be assumed in accordance with Section 14.4).

(d) Employee Matters.  All liabilities, responsibilities and obligations required to be assumed or performed specifically by Buyer pursuant to the Employee Matters Agreement.

3.2 Excluded Liabilities.  Except for the Assumed Liabilities identified in Section 3.1, Buyer shall not assume, and Seller shall retain and shall pay, perform and discharge when due, all liabilities, responsibilities and obligations of Seller (the “Excluded Liabilities”).

ARTICLE IV

Consideration

4.1 Consideration.  The total consideration to be paid by Buyer to Seller for the Acquired Assets shall be (i) the payment to Seller of cash in an amount equal to $15,000,000 (the “Total Cash Payment”), subject to the adjustments required by Section 4.3 hereof, and (ii) the assumption by Buyer of the Assumed Liabilities.

4.2 Payment of Cash Payments.  Subject to the satisfaction or waiver of the conditions set forth in Article X, Buyer shall pay the Total Cash Payment as adjusted pursuant to Section 4.3, if applicable, to Seller as follows:

(a)                                  The sum of $[ * ] will be paid immediately after the execution and delivery of this Agreement by wire transfer of immediately available funds to an escrow account designated by Seller (together with all interest which accrues thereon from the date hereof, through and until the date upon which the Escrow Amount is applied to a System Cash Payment or is distributed in accordance with Section 11.3(b), collectively, the “Escrow Amount”) to be held in escrow by Seller against payment of the Total Cash Payment and as security for the performance by Buyer of its obligations under this Agreement.  Seller shall not withdraw, transfer or encumber any funds in the escrow account or, without the prior written consent of Buyer, modify the manner in which such funds are invested, and the Escrow Amount shall be held in trust until it is either applied as provided in Section 13.1 hereof or distributed in accordance with Section 11.3(b) hereof.  Seller shall invest the Escrow Amount in either a money market mutual fund or in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal.  Seller shall cause copies of the monthly statements with respect to the Escrow Account to be transmitted to Buyer.

(b)                                 $[ * ] (the “California System Payment”) (as adjusted pursuant to Section 4.3) will be paid on the Closing Date of the California System by wire transfer of immediately available funds to an account designated by Seller in writing.

(c)                                  $[ * ] (the “Florida System Payment”) (as adjusted pursuant to Section 4.3) will be paid on the Closing Date of the Florida System by wire transfer of immediately available funds to an account designated by Seller in writing.  Upon the Closing related to the Florida System, the Escrow Amount will be refunded to Buyer.

Each of the California System Payment and the Florida System Payment shall also be referred to as a “System Cash Payment”.

4.3 Adjustments to Cash Payments.  Each System Cash Payment will be adjusted as follows:

(a) The Florida System Payment shall be adjusted as set forth in this Section 4.3(a).  If the Combined Florida Adjustment is a negative number, then the Florida

System Payment shall be reduced by that amount.  If the Combined Florida Adjustment is a positive number, then the Florida System Payment shall be increased by that amount.

(i)                                     [ * ].

(ii)                                  [ * ].

(iii)                               [ * ].

(b) Each System Cash Payment shall be increased by an amount (if any) equal to the value, as of the applicable Closing Time, of (i) the Accounts Receivable Settlement Amount, (ii) all Prepaid Expenses made to Third Parties, and (iii) the amount of any monies that are on deposit with Third Parties as security for Seller’s performance of the Acquired Contracts (which such deposits, to the extent not replaced by undertakings of Buyer as contemplated by Section 8.5, will be deemed Acquired Assets), in each case, related to the applicable System and to the extent such amounts will be treated as Acquired Assets (clause (i), (ii) and (iii) collectively, the “Current Assets”).

(c) Each System Cash Payment shall be decreased by an amount (if any) equal to the value, as of the applicable Closing Time, of the accrued expenses, prepaid income, accounts payable and accrued current liabilities related to the applicable System that are incurred in the ordinary course, consistent with past practice (except, in all cases, for Tax items which are governed by Article XIV hereof) and to the extent such amounts will be treated as Assumed Liabilities (the “Current Liabilities”).

(d) All values and amounts used to adjust a System Cash Payment pursuant to this Section 4.3 shall be determined in accordance with GAAP, to reflect the principle that, except as qualified in this Section 4.3, all income and expenses attributable to the applicable System for the period prior to the Closing Time applicable to such System are for the account of Seller, and all income and expenses attributable to the applicable System for the period after the Closing Time applicable to such System are for the account of Buyer.

(e) Seller shall prepare and deliver to Buyer, at least ten business days prior to each Closing Date, a statement (each, an “Estimate Statement”) showing in reasonable detail the amount reasonably estimated by Seller, in good faith, to be the net amount, if any, of the adjustments provided for in this Section 4.3.  The applicable System Cash Payment paid by Buyer shall be the estimated amount set forth in the related Estimate Statement and shall be adjusted after the applicable Closing, if necessary, pursuant to Section 4.4.

4.4 Final Adjustment Amount.

(a) Within 45 days after each Closing Date, Seller shall prepare and deliver to Buyer a statement (each, a “Final Statement”), setting forth Seller’s good faith determination of the actual adjustment to the applicable System Cash Payment (each, a “Final Adjustment Amount”).  The Final Adjustment Amount in respect of each System Cash Payment shall be calculated in a manner consistent with the Pro Forma Working

Capital Statement as set forth on Schedule 5.5(ii).  Each of Seller and Buyer shall provide the other Party with access during normal business hours to any books, records, working papers or other information in its possession after each Closing Time reasonably necessary or useful in the preparation of the Final Statement and the calculation of the Final Adjustment Amount for the applicable System Cash Payment.  Each Final Statement shall become final and binding upon all Parties hereto on the 16th day following delivery thereof (without counting such day of delivery) to Buyer unless Buyer gives written notice of a good faith disagreement with such Final Statement (a “Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the review of the applicable Final Statement and the calculation of the applicable Final Adjustment Amount.

(b) If a Notice of Disagreement is delivered by Buyer as required pursuant to Section 4.4(a), then the applicable Final Statement shall become final and binding upon all parties hereto on the earlier of (x) the date Seller and Buyer resolve in writing any differences they may have with respect to all matters specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by an independent public accounting firm (the “Independent Accountants”).  During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other with reasonable access to any books, records, working papers or other information reasonably necessary or useful in the preparation or calculation of (i) the Final Adjustment Amount, (ii) the Final Statement, or (iii) the Notice of Disagreement.  At the end of such 30-day period if there has been no resolution of the matters specified in the Notice of Disagreement, Seller and Buyer shall make a written submission of any and all matters arising under this Section 4.4 that remain in dispute to the Independent Accountants for review and resolution.  The Independent Accountants shall be PriceWaterhouseCoopers or, if such firm is unable or unwilling to act, such other nationally  recognized independent public accounting firm as shall be agreed upon by Seller and Buyer.  The Independent Accountants shall render a decision resolving the matters submitted to the Independent Accountants within 30 days following submission thereto (or as soon thereafter as reasonably practicable).  The fees and expenses of the Independent Accountants incurred pursuant to this Agreement shall be shared equally by Buyer and Seller.

(c) If as a result of any adjustments made pursuant to this Section 4.4, Buyer is finally determined to owe any amount to Seller, Buyer shall within three business days pay such amount to Seller, and if Seller is finally determined to owe any amount to Buyer, Seller shall within three business days pay such amount to Buyer.  Any such payments shall be made by federal wire transfer of immediately available funds to an account designated in writing by the Party receiving payment and shall bear interest from the applicable Closing Date at the rate of 6% per annum.

4.5 Allocation of Cash Payments.  No later than 90 days subsequent to the Closing Date for each System, Buyer shall provide Seller with the allocation of the appropriate portions of the System Cash Payment, Assumed Liabilities and other relevant items (including, for example, adjustments to the System Cash Payment) to individual assets (including the Intellectual Property Agreement) or classes of assets in the manner prescribed under Section 1060 of the Code (the “Initial Allocation”).  If Seller objects to such Initial Allocation within 60 days of receipt of such allocation, Buyer and Seller shall attempt in good faith to resolve their differences; provided, however, that if such differences are not resolved within 60 days from the date of Seller’s objection, the disputed items shall be resolved by the Independent Accountants specified in Section 4.4(b).  In resolving such difference, the Independent Accountants shall use solely materials provided by the parties hereto and shall not conduct its own investigation.  The allocation with respect to each System as either agreed to by the parties hereto or thus determined by the Independent Accountants (if applicable) shall be the “Final Allocation”.  Buyer and Seller (and their Affiliates) agree to use the Final Allocations in preparing and filing all required forms under Section 1060 of the Code and all other Tax Returns and neither Buyer nor Seller (nor their Affiliates) will take any position before any Governmental Entity or in any judicial proceeding that is in any way inconsistent with such Final Allocation unless otherwise required by Law.  Each of Buyer and Seller (and their Affiliates) shall notify the other within 15 business days if it receives written notice that any Tax authority proposes any allocation that is different from the Final Allocation.

ARTICLE V

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

5.1 Organization, Standing and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has the requisite power and authority to own, lease, use, operate and transfer its properties, including the Acquired Assets, and to conduct the Business as currently conducted.  Seller is qualified or registered to do business and is in good standing in the States of California, Texas and Florida, and these three states are the only states in which the ownership of the Systems and the Acquired Assets or operation of the Business makes such qualification necessary.

5.2 Authority.  Seller has all corporate power and authority necessary to execute this Agreement and the Ancillary Agreements to which it is or will be a party (the “Seller Ancillary Agreements”) and to consummate the transactions contemplated thereby and by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all necessary corporate action, and the execution and performance of the Seller Ancillary Agreements by Seller will be authorized by all necessary corporate action prior to the Closing.  This Agreement constitutes, and upon execution of each of the Seller Ancillary Agreements such agreements will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws of general application affecting creditors’ rights and the application of general principles of equity.

5.3 No Breach or Conflict.  Subject to the receipt of the Material Consents, neither the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (a) cause Seller to materially breach any Law or Court Order that is applicable to the Systems, (b) conflict with or result in a violation of Seller’s Certificate of Incorporation or Bylaws, (c) conflict with or result in a breach, termination, cancellation or acceleration (with the giving of notice, the lapse of time, or the happening of any further event or condition) of any right, obligation or benefit of or under (i) any Material Acquired Contract, Franchise or any material Permit used or held for use in the Business or (ii) any Employee Benefit Plan that could result in liability to Buyer, or (d) result in the creation of any Lien (other than a Permitted Lien), or give to others any interest or rights, in or with respect to any of the Acquired Assets.

5.4 Material Consents.  Schedule 5.4 contains a list of (i) all Consents required in respect of Material Acquired Contracts, and (ii) all Consents required from Governmental Entities (the “Material Consents”).

5.5 Accounts Receivable.  Except as disclosed on Schedule 5.5(i), all of the Accounts Receivable related to the Business (including the Accounts Receivable set forth in the Pro Forma Working Capital Statement) (a) are reflected and properly recorded on the books and records of the Business; (b) represent sales actually made in the ordinary course of business consistent with past practice for goods or services delivered or rendered in bona fide arm’s-length transactions with Third Parties; (c) constitute to Seller’s Knowledge valid undisputed claims, except for any disputes or claims arising in the ordinary course of business and consistent with past experience, (d) are not subject to any assertions of material set-off, reduction, counterclaim, claim or dispute; (e)  have not been extended or rolled over in order to make them current; (f) are current (except as set forth in the Aging Report provided to Buyer prior to entering into this Agreement and any subsequent Aging Reports delivered by Seller pursuant to Section 7.9); and (g) are or will be represented in the ordinary course by one or more invoices, each of which has been generated, and provides for payment to be made, in the name of Seller.  The Accounts Receivable data set forth in the Aging Reports and the Pro Forma Working Capital Statement is true and correct in all material respects and has been prepared consistent with past practice.

5.6 Tangible Assets.  Except as set forth on Schedule 5.6, all of the tangible Acquired Assets with a value in excess of $[ * ] individually or $[ * ] in the aggregate and that are used in the operation of the Systems are in good operating condition and repair, normal wear and tear excepted.  Except as set forth on Schedule 5.6, Seller has not received any written notice within the past 12 months of a material violation of any ordinance, regulation or building, zoning or other similar Law with respect to such assets.  Seller has good and marketable title to (or, in the case of Acquired Assets that are leased, valid leasehold interests in) the tangible Acquired Assets free and clear of all Liens other than Permitted Liens.  The amount of Permitted Liens (other than Liens for Taxes that are not yet due and payable or that are being contested in good faith) does not exceed $[ * ] in the aggregate.

5.7 Claims, Litigation and Disputes.  Except as set forth on Schedule 5.7, there is no existing or pending claim, litigation, action, charge, arbitration, legal proceeding or, to Seller’s Knowledge, grievance or investigation, before any arbitrator, mediator or Governmental Entity or, to Seller’s Knowledge, threatened against Seller, which, if adversely determined, would or would reasonably be expected to adversely affect (i) Seller’s (or any of its Affiliates’) ability to perform its obligations hereunder or under the Seller Ancillary Agreements, (ii) the rights granted under the Acquired Contracts, (iii) the financial condition or business operations of the Systems or (iv) the ownership, use, maintenance or operation of the Acquired Assets, including the Systems, or the conduct of the Business by Seller or Buyer.

5.8 Acquired Contracts.  Schedule 5.8 sets forth a true and complete list of all Material Acquired Contracts.  Seller has provided to Buyer true, correct and complete copies of all Material Acquired Contracts, except for any contracts subject to disclosure restrictions for which Seller was not given the right to provide to Buyer.  Except as set forth on Schedule 5.8, (i) each Material Acquired Contract is valid, binding upon Seller and in full force and effect, and (ii) neither Seller nor, to Seller’s Knowledge, any other party to any Material Acquired Contract is in material breach thereof or default thereunder and there does not exist any event, occurrence, condition, or act that, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a material breach or default by Seller under any Material Acquired Contract.  As of the date hereof neither Seller nor any Affiliate of Seller has received any written notice of the intention of any party to terminate any Material Acquired Contract.  The term “Material Acquired Contract” means the (a) Pole Attachment and Conduit Agreements, (b) the Bulk Agreements and Right of Entry Agreements, (c) Seller’s programming agreements which constitute Acquired Contracts pursuant to Section 2.1(d)(viii), (d) any other Acquired Contract that provides for the payment of aggregate future annual payments or other consideration over the current term of such Acquired Contract to or from Seller in excess of $[ * ] and (e) any Acquired Contract, the loss of which would or would reasonably be expected to have a Material Adverse Effect.

5.9 Compliance With Laws.  Except as disclosed on Schedule 5.9, the Systems and the Business comply, in all material respects, with all Laws applicable to the Systems.  Except as disclosed on Schedule 5.9, neither Seller nor any Affiliate of Seller has received any written notice within the past 12 months relating to violations or alleged violations or defaults under any applicable Law or Court Order and, to Seller’s Knowledge, no event or circumstance has occurred that with notice, lapse of time, or both would constitute a material violation or event of default thereunder.

5.10 Taxes, Fees and Utilities.  Except as disclosed on Schedule 5.10, and with regard to the Systems and the Acquired Assets:

(a) (i) all material Tax Returns required to be filed by Seller prior to the Closing Date have or will have been timely filed, all such Tax Returns were or will be true, correct and complete in all material respects when filed, and all Taxes shown as due and payable on such Tax Returns have been or will be paid by Seller when required by applicable Law, (ii) there are no Tax Liens upon any of the Acquired Assets except for Permitted Liens, (iii) Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code, (iv) none of the Acquired Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code, (v) none of the Acquired Assets is subject to a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, and (vi) no claim has ever been made by a taxing authority in a jurisdiction where Seller does not currently file Tax Returns that Seller is or may be subject to taxation by such jurisdiction in respect of the income, assets or operation of the Business.

(b) Seller has paid in full any and all franchise fees and material license fees, business permit costs, pole attachment fees, unemployment and worker’s compensation insurance contributions and utility bills required to be paid.

5.11 Franchises and Permits.

(a) Schedule 5.11(a) contains a true and complete list of all Franchises and material Permits required to operate the Business as it is operated on the date hereof and as would reasonably be expected to be required as of the Closing Time.  Except as set forth on Schedule 5.11(a) or contained in the Franchises, the Franchises are subject to no conditions or restrictions other than such as may exist by virtue of acts of the United States Congress, the rules and regulations of federal regulatory agencies or laws and rules adopted by the various local governing authorities of the jurisdictions in which the Systems are located.  Other than orders, actions, proceedings or investigations generally applicable to the cable television industry in the United States or in the jurisdictions in which the Systems are located, there are no proceedings pending which would materially and adversely affect the validity of the Franchises or the terms and provisions thereof.  Except as disclosed on Schedule 5.11(a), (i) the Systems and the other Acquired Assets are being operated and the Business is being conducted, in compliance with all Franchises in all material respects, (ii) neither Seller nor any of its Affiliates has received any written notice from a Franchising Authority threatening any enforcement action with respect to any Franchise, stating that the Systems are in noncompliance with the terms of any Franchise (including that the provision of Data Services is prohibited by the terms of such Franchise) or stating that such Franchise will not be renewed, (iii) no Franchising Authority currently has any right to purchase a System or any portion thereof, (iv) no Franchise is, to Seller’s Knowledge, under consideration to be revoked or adversely modified in any material respect and (v) there are no undisclosed material obligations with respect to any Franchise, other than those set forth in the Franchises.

(b) Except as set forth on Schedule 5.11(b), (i) Seller holds all Franchises and material Permits necessary to operate the Systems in the manner in which they are operated on the date hereof and (ii) the Franchises and material Permits are valid, binding and enforceable in accordance with their respective terms or by operation of Law.  Seller has provided to Buyer true, correct and complete copies of such Franchises and other material Permits.

5.12 Financial Statements.

(a) Schedule 5.12(a)(i) sets forth true and complete copies of the unaudited statements of operations of each of the Systems for the year ended December 31, 2002, and the quarter ended March 31, 2003 (the “Financial Statements”).  The Financial Statements were prepared in good faith using reasonable allocations and assumptions from the books and records of account of Seller, which books and records are kept in the normal course of business and in accordance with GAAP.  Except as disclosed on Schedule 5.12(a)(ii), the Financial Statements fairly and accurately reflect in all material respects the operating results of the Systems for the periods indicated.  However, without limiting the representations in the preceding sentence, since Buyer is not acquiring significant elements of support to the Systems that are contained in the Inter-Unit Services that are listed on Schedule 5.12(c), and since Buyer may operate under new programming contracts and since the Systems do not represent all of the operations of Seller, the Financial Statements may not be representative of the operating results of the Systems during future periods.

(b) Except as disclosed in the Financial Statements or on Schedule 5.12(b) or except for liabilities and obligations incurred in the ordinary course of business since March 31, 2003, the Systems and the Business do not have any material undisclosed liability or obligation, whether accrued, absolute, fixed or contingent, which would become Assumed Liabilities pursuant to Section 3.1.

(c) Schedule 5.12(c) sets forth (i) all Inter-Unit Services and (ii) the allocations relating to all Inter-Unit Services that are included in the Financial Statements.

(d) The financial records of the Business are auditable.

5.13 Employees and Related Matters.

(a) Schedule 5.13(a) sets forth a complete and correct list of all Employee Benefit Plans maintained or contributed to by Seller or any ERISA Affiliate in respect of or for the benefit of Employees (the “Seller Benefit Plans”).  Seller has made available to Buyer true, complete and correct copies of the Seller Benefit Plan documents, summary plan descriptions and all related documents.

(i)                                     Each Seller Benefit Plan has been maintained and operated in all material respects in compliance with applicable Law, including the Code and ERISA, and in accordance with the terms of such plan.  Each Seller Benefit Plan intended to qualify under Section 401 of the Code (and each related trust intended to be exempt from federal income taxation under Section 501 of the Code) has received a favorable determination letter from the Internal Revenue Service (or an application for such a letter is pending or will be filed within the applicable remedial amendment period).

(ii)                                  No Seller Benefit Plan is (A) a multiemployer plan, as defined in Section 3(37) of ERISA or (B) a multiple employer plan subject to Sections 4063 or 4064 of ERISA.

(iii)                               All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Seller Benefit Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the applicable Closing Date which are not yet due will be paid by the required due date.  No accumulated funding deficiencies (whether or not waived) exist in any Seller Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA.

Neither Seller nor any ERISA Affiliate thereof has provided, or is required to provide, security to any Seller Benefit Plan under Section 401(a)(29) of the Code.

(iv)                              No event has occurred nor shall any event occur as a result of the transactions contemplated by this Agreement which will result in the imposition upon Buyer or any Affiliates of Buyer of any material liability directly or indirectly attributable to or relating to the Seller Benefit Plans or any other Employee Benefit Plan maintained or sponsored by, or contributed to by, Seller or any ERISA Affiliate thereof.

(v)                                 No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller or any ERISA Affiliate thereof with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Seller or an ERISA Affiliate thereof.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Regulation Section 4043.66, has been required to be filed for any Seller Benefit Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.  Neither Seller nor any ERISA Affiliate thereof has engaged in a transaction described in Section 4069 of ERISA.

(b) Except as set forth on Schedule 5.13(b), there are no pending actions, claims or lawsuits which have been asserted or instituted against the Seller Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Seller Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor to Seller’s Knowledge are there any facts which could form the basis for any such claim or lawsuit.

(c) Seller has delivered to Buyer true, correct and complete copies of the Collective Bargaining Agreements, which are the only collective bargaining agreements that relate to the Acquired Assets or the Business.Except as set forth on Schedule 5.13(c), (i) none of the Employees is represented by a labor union or labor organization; (ii) neither Seller nor any Affiliate thereof is subject or is a party to any collective bargaining agreement covering any Employee; (iii) there are no labor strikes, slowdowns, work stoppages or lockouts currently pending or, to Seller’s Knowledge, threatened by or with respect to any Employees; (iv) to Seller’s Knowledge, during the 12 months preceding the date of this Agreement, there have not been any labor union organizational campaigns by or directed at any Employees; (v) there is no unfair practice complaint pending with respect to any Employees or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any other Governmental Entity; (vi) there is no grievance arising under any collective bargaining agreement pending against or involving Seller or its Affiliates with respect to any Employees, (vii) to Seller’s Knowledge no representation petition with respect to any Employee has been filed with the National Labor Relations Board; and (viii) Seller has not experienced any primary work stoppage during the past five years.

(d) Schedule 5.13(d) contains a list of (i) all of Employees and their salary and bonus and other monetary compensation as of March 31, 2003 (including an indication as to whether any such Employee is on leave) and (ii) all independent contractors (other than independent contractors who have only worked at the Wentzville, Missouri call center, in Irving, Texas or in New York) who performed services for the Business for the three months ended March 31, 2003.

(e) Except as set forth on Schedule 5.13(e), (i) there is no employment or employment related agreement with any Employee and none is being negotiated, (ii) there is no existing, or to Seller’s Knowledge, threatened litigation involving any Employee, (iii) there is no existing, or to Seller’s Knowledge, threatened charge involving any Employee filed with any Governmental Entity, (iv) there is no existing, or to Seller’s Knowledge, threatened internal charge, claim, action suit, complaint, arbitration, inquiry, proceeding or investigation involving any Employee filed in writing and (v) neither Seller nor any Affiliate thereof is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employee or any employment practice.

5.14 Environmental Matters.  The operation of the Business, including on the Leased Real Property, has been and is currently being conducted in full compliance with (i) all Environmental Laws and (ii) all environmental, health and safety Permits required under all applicable Environmental Laws to conduct the Business as it is being conducted, except for any noncompliance that has not had, would not have, or would not reasonably be expected to have, a Material Adverse Effect.  All such Permits are in full force and effect.  Within the last 12 months:  (i) no notice, notification, demand, request for information, citation, summons or order has been issued with respect to the Business or its assets or operations, (ii) no written complaint has been filed, (iii) no material penalty has been assessed and (iv) to Seller’s Knowledge, no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure to have any environmental, health or safety Permit required under any applicable Environmental Law, in each case, in connection with the operation of the Business.

5.15 Brokerage Fees.  Except for [ * ], whose fee will be paid by Seller pursuant to a separate agreement, no acting on behalf of Seller is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

5.16 Exclusive Dealing.  Neither Seller nor any of its Affiliates is a party to any currently effective agreement involving, directly or indirectly, the sale or transfer of any securities issued by Seller, the Acquired Assets (other than Inventory in the ordinary course), or any of the Systems to any Person other than Buyer.

5.17 Title to and Condition of Real Property.

(a) Seller does not own any fee title in any real property used or held for use in the Business.

(b) Except as disclosed on Schedule 5.17(b), as to all of the Leased Real Property, Seller holds a valid leasehold interest in such property, not subject or subordinate to any Lien, except for Permitted Liens.

(c) Schedule 5.17(c)(i) identifies all the Leased Real Property and the parties to each of the Leases.  To Seller’s Knowledge, all of the Leased Real Property is zoned so as to permit the current use of such property.  To Seller’s Knowledge, all buildings, improvements (and the structural elements and mechanical systems thereof), fixtures, machinery, equipment and systems that are a part of, or located on, the Leased Real Property are in good condition and repair and in good working order, ordinary wear and tear excepted, and except, in each case, where a failure to be in such condition would not reasonably be expected to be material to the operation of the Systems, assuming Buyer continues to conduct the business and operations of the Systems as currently conducted.

(d) Seller has made available to Buyer true and complete copies of all Leases (including any and all amendments or modifications).

(e) Except as disclosed on Schedule 5.17(e), (i) Seller is in compliance in all respects with the easements on the Leased Real Property, and, (ii) to Seller’s Knowledge, no event or circumstance has occurred that with notice, lapse of time, or both would constitute an event of default thereunder by Seller, in each case except for any noncompliance or default which has not had and would not, or would not reasonably be expected to, have a Material Adverse Effect.

5.18 Intellectual Property and Trademarks.

(a) Except as set forth in Schedule 5.18, Seller has not received any written notice that it has infringed any rights with respect to the Intellectual Property or Trademarks of any Third Party as a result of Seller’s conduct of the Business.

(b) Seller owns or otherwise possesses all rights necessary to transfer all its rights in and to the Acquired Intellectual Property.  The Acquired Intellectual Property, the Licensed Intellectual Property, the Third Party Intellectual Property and the Excluded Marks are all of the Intellectual Property used by Seller to conduct the Business.

(c) To Seller’s Knowledge, no Person is misappropriating, violating or infringing upon, or since July 15, 2001, has violated or infringed upon, any of the Acquired Intellectual Property not owned by a Third Party.

(d) Seller has one or more privacy policies governing the collection and use of information by Seller and its Affiliates, including Customer Proprietary Information.  To Seller’s Knowledge, Seller has not collected or used any such information, including any Customer Proprietary Information, in any manner in violation of any such privacy policies.

5.19 Systems.

(a) Schedule 5.19(a) sets forth a true and accurate statement, on a System-by-System basis, as of the date(s) set forth in said Schedule, of the following information with respect to each of the Systems:

(i)                                     the approximate number of aerial and underground miles of plant included in the Acquired Assets and served by each DCO;

(ii)                                  the approximate number of Homes Passed Constructed and Marketable Homes for each System;

(iii)                               the approximate miles of plant operating at the applicable MHz capacity and channel capacity of each headend;

(iv)                              the number of EBSs and DSs served by the Systems by subscriber type;

(v)                                 the architecture for the California System, and the HFC architecture for the Florida System, in each case, as applicable, including the node size, fiber counts and return paths; and

(vi)                              the towers used in the Systems and whether or not such towers are leased or owned.

(b) Schedule 5.19(b) sets forth a true and accurate description of the following information relating to the Systems, on a System-by-System basis, as of the date of this Agreement:

(i)                                     (A) a description of the Data Services (none of which is provided on a “bulk-rate” basis to any customer, whether in a multiple-dwelling unit, hotel, commercial establishment or otherwise, and all of which are provided and billed directly to customers on an individual basis), Basic Cable Service, Expanded Basic Cable Service, pay TV and a la carte services available from the Systems, (B) a rate code table showing all rate codes including retail rates and discounts as of June 23, 2003, (C) retail rate cards for each of December 31, 2002 and March 31, 2003, and (D) subscriber counts by tier of service for each of December 31, 2002 and March 31, 2003; and

(ii)                                  the stations and signals carried by the System, the channel position of each such signal and station and all FCC restricted frequencies utilized by each System.

The Systems are capable of providing all channels, stations and signals reflected as being carried on such Systems on Schedule 5.19(b).

(c) Franchise and Pole Attachment Fees.  The rates for all franchise fees payable with respect to the Franchises and the rates for fees payable with respect to the Pole Attachment and Conduit Agreements are set forth on Schedule 5.19(c)(i) as of such dates as are set forth thereon.  Except as disclosed on Schedule 5.19(c)(ii), neither Seller nor any Affiliate of Seller has been notified in writing by any Governmental Entity or other Person regarding any material adjustment to the amount of franchise fees or pole attachment fees to be paid by Seller to such Governmental Entity or third party.

(d) Request for Signal Carriage.  Except as disclosed on Schedule 5.19(d), neither Seller nor any Affiliate of Seller has received any FCC order within the last 12 months requiring any System to carry a television broadcast signal or to terminate carriage of a television broadcast signal and, to Seller’s Knowledge, no television broadcast station has filed a written complaint with the FCC within the last 12 months claiming that Seller carried or refused to carry a television broadcast signal in violation of the requirements of the FCC’s mandatory broadcast signal carriage rules.

(e) Fibers.  The fiber identified on Schedule 5.19(e) constitutes a description of all of the fiber owned by Seller and used or held for use in the Business as of March 31, 2003.  Since March 31, 2003, there have been only changes in the ordinary course of business in such fiber.  Such fiber, together with fiber used under the tariffs related to the Inter-Unit Services set forth on Schedule 5.12(c), currently constitute all of the fiber necessary to permit Buyer to conduct the operation of the Systems substantially as it is currently being conducted.  All of the fiber identified on Schedule 5.19(e) is single-mode fiber.

(f) Commitments.  Except as described on Schedule 5.19(f), (i) there are no unfulfilled binding material commitments for capital improvements obligated to be made in connection with the Systems, (ii) no commitment to any Franchising Authority or other Governmental Entity has been made to maintain a local office in any location and (iii) no commitment has been made to any Franchising Authority or other Governmental Entity to pay franchise fees or other amounts to any such authority after the date hereof in excess of the amounts set forth in the Franchises.

5.20                          Conduct of Business in Ordinary Course of Business.  Except as disclosed on Schedule 5.20 since December 31, 2002, Seller has conducted the Business in the ordinary course of business, and has not (i) made any material increase in compensation payable or to become payable, or benefits provided or to become provided, to any of the Employees, or any material change in personnel policies, insurance benefits or other compensation arrangements affecting the Employees, in each case other than in the ordinary course of business, (ii) made any sale, assignment, lease or other transfer of, or incurred any indebtedness or Lien (other than a Permitted Lien) with respect to, any of the Acquired Assets (other than Inventory), other than obsolete assets no longer usable in the operation of the Business or other assets sold or disposed of in the ordinary course of business with suitable replacements being obtained therefor as reasonably necessary or advisable for the continued operation of the Business, or (iii) made any offers to existing or prospective customers inconsistent with the disclosure set forth on Schedule 5.19(b).

5.21                          Letters of Credit, Bonds, Etc..  Schedule 5.21 comprises a list of all letters of credit and franchise, construction, fidelity, performance, surety or other bonds, or guarantees in lieu of bonds, posted or required to be posted by Seller or its Affiliates in connection with the operation of the Business.

5.22                          No Material Adverse Effect.  Except for those events, developments or statements of facts described on Schedule 5.22, since December 31, 2002, there has not been any event or circumstance which has had, or would or would reasonably be expected to have, a Material Adverse Effect.

5.23                          Condition and Suitability of Assets.  Except for the Excluded Assets, the Inter-Unit Services set forth on Schedule 5.12(c), and the Employees, the Acquired Assets constitute all of the assets necessary to conduct the Business.

5.24                          Disclaimer.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, OR IN INSTRUMENTS OR CERTIFICATES DELIVERED AT THE CLOSING AND THE ANCILLARY AGREEMENTS, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS OR OTHERWISE WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO BUYER, WHETHER ON BEHALF OF SELLER OR ITS AFFILIATES, INCLUDING AS TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING IN ANY MANNER, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE ACQUIRED ASSETS BY BUYER AFTER THE CLOSING.  Neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Confidential Offering Memorandum prepared by Goldman Sachs & Co. relating to the Business and any information, document or material made available to Buyer in “data rooms,” management presentations, functional “break out” discussions, site visits, responses to questions submitted by or on behalf of Buyer, whether orally or in writing, or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

6.1 Organization, Standing and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has the requisite power and authority to conduct its business as currently conducted and as contemplated by this Agreement, and to own, lease, operate or hold the Acquired Assets.  Buyer is duly qualified or registered and in good standing in Delaware, which state is the only state in which the character of the properties owned or leased by Buyer makes such qualification necessary.

6.2 Authority.  Buyer has all corporate power and authority necessary to execute this Agreement and the Ancillary Agreements to which it is or will be a party (the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated thereby and by this Agreement.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer, and the execution and performance of the Buyer Ancillary Agreements will be authorized by all necessary corporate action prior to Closing.  This Agreement constitutes, and upon execution each of the Buyer Ancillary Agreements such agreements will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws of general application affecting creditors’ rights and the application of general principles of equity.

6.3 No Breach or Conflict.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and consummation of the transactions contemplated thereby and by this Agreement will not (a) cause Buyer to breach any Law or Court Order, (b) conflict with or result in a violation of the Certificate of Incorporation or Bylaws of Buyer, or (c) conflict with or result in a material breach of any of the terms, conditions or provisions of any material Contract or material Permit to which Buyer is a party or by which it may be bound, or constitute a default thereunder.

6.4 Third-Party Consents.  Subject to obtaining any such consent, each Person whose consent to the execution, delivery or performance of this Agreement and the Ancillary Agreements by Buyer is legally or contractually required has been or will be obtained.

6.5 Claims, Litigation and Disputes.  Except for actions, proceedings or investigations affecting the cable television industry in general, there is no claim or litigation or investigative proceeding pending or, to the knowledge of Buyer, threatened against Buyer which would materially affect Buyer’s ability to perform its obligations hereunder and under the Ancillary Agreements.

6.6 Financing.  Buyer has adequate financing from cash on hand and capital commitments to enable it to fulfill its obligations under this Agreement and the Ancillary Agreements.  Buyer will have sufficient financial resources to operate the Systems after the Closing Time.

6.7 Brokerage Fees.  Except [ * ], no Person or other entity acting on behalf of Buyer is entitled to any brokerage or finder’s fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

6.8 Qualification.  Buyer believes that it will qualify as a transferee of the Franchises and Permits listed on Schedule 5.11(a) that are to be assigned to Buyer pursuant to this Agreement; provided, however, that nothing in this Section 6.8 shall be construed as a representation or warranty that the transfer of any such Franchise or Permit will actually be approved by any Franchising Authority or any other Governmental Entity.

6.9 Buyer’s Investigation.  Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial advisors and hereby acknowledges that it has conducted an investigation of the physical plants of the Systems which investigation included evaluation of the condition and performance of such physical plants.  Buyer acknowledges that Seller makes no warranty, express or implied, as to the condition of the Acquired Assets except as expressly set forth in this Agreement.  Buyer has not relied upon, and Seller shall not be liable for or bound in any manner by, any express or implied verbal or written information, warranties, guarantees, promises, statements, inducements, representations or opinions pertaining to the Systems or the Acquired Assets, except as may be contained in this Agreement and the Exhibits and Schedules hereto and certificates delivered hereunder.

ARTICLE VII

Seller’s Covenants

Except and to the extent Buyer may otherwise permit in writing, Seller covenants and agrees as follows:

7.1 Access.  Between the date of this Agreement and the Closing for each System, Seller shall give to Buyer, its officers, agents, employees, counsel, accountants, engineers and other representatives, reasonable access to the premises and books and records relating to such System and, to the extent permitted by Law, cause Seller’s employees to furnish to Buyer such information related to such System as Buyer shall from time to time reasonably request for the purposes of preparing for the transition of such System to Buyer or any other reasonable purpose relating to the transactions contemplated by this Agreement; provided, however, that any such investigation shall be conducted (a) during normal business hours and (b) in such a manner as not to interfere with the operation of such System.  Notwithstanding the foregoing, (i) no environmental sampling or other testing may be performed without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole discretion, and (ii) Buyer will not contact any employee, customer or supplier of Seller with respect to this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld.  Buyer acknowledges that any information made available to Buyer pursuant to this Section 7.1 is subject to the terms of the Non-Disclosure Agreement and Section 8.3.

7.2 Conduct of Business Pending Closing.  Except as contemplated on Schedule 7.2, until the Closing for a System, Seller shall continue to operate such System and conduct the Business in the ordinary course of business, consistent with past practice or in accordance with the current operating budget for the Business (as disclosed to Buyer).  Seller shall use commercially reasonable efforts to preserve a business relationship with the customers of the Business, Governmental Entities, employees and others having business relations with Seller in connection with the Systems.  Without limiting the scope of the foregoing, with respect to each System that has not been the subject of a Closing, Seller shall:

(a) Use, preserve and maintain such System and the other Acquired Assets on a basis consistent with past practice and keep the Acquired Assets, in all material respects, in good working condition, ordinary wear and tear excepted;

(b) Except in connection with changes in insurance implemented by Verizon Communications Inc. for itself and its Affiliates, continue to maintain the insurance covering the Acquired Assets in effect as of the date of this Agreement;

(c) Pay all debts and obligations incurred by it in the operation of such System in the ordinary course of business consistent with past practice;

(d) Not commit any act or omit to do any act, nor permit any act or omission to act, which effectuates or may cause an amendment to, or a breach or termination of, any of the Material Acquired Contracts;

(e) Maintain the books, accounts and records with respect to the Acquired Assets and such System in the usual manner and on a basis consistent with past practice;

(f) Not enter into any agreement or agreements (or discussions regarding any such agreement) for the sale of any of the Acquired Assets, except for sales of Equipment provided that any item of Equipment sold shall be replaced with an item of Equipment of like value and quality;

(g) Not decrease any of the rates for customers of the Business; provided, however, that this Agreement shall not preclude Seller from (i) seeking usual and ordinary rate increases, (ii) decreasing rates required by applicable Laws or in connection with marketing programs conducted consistent with any practice set forth on Schedule 5.19(b);

(h) Bill and collect from customers of such System on a basis consistent with past practices;

(i) Promptly inform Buyer in writing of any event that would be reasonably expected to result in a Material Adverse Effect;

(j) Maintain Inventory and spare equipment for such System in a manner adequate to support customer service levels;

(k) Maintain capital expenditures in the ordinary course of business and as necessary to comply with all Franchises and material Permits;

(l) Not create, assume or permit to exist any Lien upon any Acquired Assets except for Permitted Liens;

(m) Continue to engage advertisers of the Business in a manner that is consistent with past practice;

(n) Not agree or commit to take any action inconsistent with the foregoing; and

(o) Timely notify and, at Buyer’s timely request, discuss all planned material sales and marketing programs, including without limitation, all new sales offers, discount plans or customer retention plans.  Nothing herein is intended to limit the provisions of subsection (g) herein, or to give Buyer the right to make or prevent any such decision or plan.

7.3 Further Assurances.  Subject to the terms and conditions of this Agreement, Seller shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the other documents and instruments to be delivered pursuant hereto.

7.4 Confidentiality.  Seller covenants and agrees that it will not make use of or divulge, or permit any of its agents or employees to make use of or divulge, any Proprietary Business Information except as contemplated in Section 7.2(g), as permitted by the Intellectual Property Agreement or as contemplated by Section 14.2.  The obligations contained in this Section 7.4 are in addition to and independent of the obligations contained in the Non-Disclosure Agreement.  Seller covenants and agrees that, except as permitted by the Transition Services Agreement, Seller shall not retain any Acquired Records in its possession.

7.5 Limitations on Use of Certain Information and Marketing.

(a) Following the Closing of a System, Seller will not use, or allow its Affiliates to use, the Customer Proprietary Information relating to such System for any purpose other than as provided in the Intellectual Property Agreement; provided, however, that this provision will not restrict any of Seller’s Affiliates’ use of their own customer proprietary information, which may consist, in part, of the same or similar information to such Customer Proprietary Information.

(b) From the date hereof until the earlier of one year from the Closing of the Florida System or the date of the termination of this Agreement with respect to the Florida System:

(i)                                     Seller will cause its Affiliates not to specifically target the Data Subscribers of the Florida System with any sales, promotions or other marketing activities for the DSL Services; provided, however, that this provision will not preclude Seller’s Affiliates from any sales, promotions or other marketing activities promoting the DSL Services or any other service in the geographical areas under Section B of Annex I hereto so long as such activities do not specifically target the customers of the Florida System.

(ii)                                  Seller will cause its Affiliates not to offer pricing (either retail, promotional, or special discounts) for DSL Service that is specific to the geographical areas under Section B of Annex I hereto and that is lower than such Affiliate’s pricing in its adjacent Florida markets.

(iii)                               Seller will cause its Affiliates not to allow the Data Subscribers to establish their current verizon.net e-mail address as their e-mail address for DSL Service.

7.6 Affiliate Agreements.  Seller shall terminate, on or before the Closing Time for each System, without any charge or liability to Buyer, all Contracts and other arrangements between

Seller and any Affiliate of Seller that relate to the Inter-Unit Services set forth on Schedule 5.12(c) and are used in connection with such System, except as otherwise contemplated by the Transition Services Agreement.

7.7 Risk of Loss.

(a)          The risk of any loss, damage or impairment, confiscation or condemnation of any of the Acquired Assets of a System from any cause whatsoever, including, without limitation, any loss or damage to, or impairment of the operations, financial condition or results of operations related to the foregoing, shall be borne by Seller at all times prior to the Closing Time for such System.  Seller shall promptly notify Buyer in the event of any loss, damage or impairment, confiscation or condemnation of any of the Acquired Assets from any cause whatsoever (other than incidental loss incurred and consistent with past experience in connection with conducting the Business) prior to the Closing Time for such Acquired Assets.  Such notice shall report the loss or damage incurred, the cause thereof (if known) and the insurance coverage related thereto.

(b)         In the event of any damage or destruction of any Acquired Assets prior to the Closing Time for such Acquired Assets, with respect to which the actual cost to repair or replace such Acquired Assets and to restore the services provided thereby to their levels immediately prior to such event (the “Normal Business Level”) (collectively, the “Total Losses”) is reasonably estimated to be more than the Basket Amount, and if such Acquired Assets have not been repaired, restored or replaced to their prior condition and the affected System’s normal and usual transmission and the Normal Business Level resumed by the Closing Date for such Acquired Assets, Buyer may elect at its option:

(i)                                     to consummate the Closing (assuming all conditions set forth in Articles IX and X have been met or waived by the applicable Party) and complete the restoration and replacement of such damaged Acquired Assets after the Closing Date, in which event (A) Seller shall deliver to Buyer all insurance proceeds received from a Third Party, if any, received in respect of such Total Losses, to the extent such proceeds were not already expended by Seller in connection with remedying such Total Losses (such expenditure to be in reasonable and documented amounts) and (B) Seller shall reimburse Buyer for all reasonable and documented expenses and costs relating to the Total Losses, to the extent not covered by the insurance proceeds from Third Parties remitted in the preceding clause (i); provided that Seller shall not be obligated to pay more than the Basket Amount pursuant to this Section 7.7(b)(i)(B); or

(ii)                                  to delay the Closing until such Acquired Assets are repaired or restored to their prior condition and the affected System’s normal and usual transmission and the Normal Business Level resumed; provided, that in no event may the Closing be delayed beyond the End Date pursuant to this Section 7.7(b); and provided, further, that, to the extent such Acquired Assets are not so repaired or restored as of the Closing, Seller shall remit to Buyer the amounts contemplated by clause (i) above.

The exercise by Buyer of any of its rights, pursuant to clause (b)(i) and/or (b)(ii) above shall not constitute a waiver of any conditions to Closing or of any other rights or remedies available to Buyer pursuant to this Agreement.

(c)          In the event of any damage or destruction of any Acquired Assets prior to the Closing Time for such Acquired Assets or any other event with respect to which the cost to repair, restore and cover the Total Losses is reasonably estimated to be less than the Basket Amount, Seller shall promptly take all actions necessary to repair and restore the Acquired Assets to their prior condition by the Closing Date for such Acquired Assets so as to resume the affected System’s normal and usual transmission and the Normal Business Level; provided, that Seller shall not be obligated to pay more than the sum of (x) the Basket Amount and (y) all insurance proceeds received from a Third Party, if any, in respect of such Total Losses pursuant to this Section 7.7(c).  The exercise by Buyer of any of its rights pursuant to this Section 7.7(c) shall not constitute a waiver of any conditions to Closing or of any other rights or remedies available to Buyer pursuant to this Agreement.

7.8 Third-Party Consents.

(a) Seller shall give all notices to Governmental Entities and any other Person required to be given by it under the Material Acquired Contracts or otherwise in connection with the transactions contemplated hereby.  In order to facilitate the orderly assignment and transfer of all rights, privileges and Franchises necessary to own and operate the Business, and to facilitate the securing of all Consents by any Governmental Entity, Seller shall proceed after the execution of this Agreement, to prepare, file and prosecute each request and application therefor together with such information as may be necessary and appropriate to effect such approvals.  As soon as practicable after Buyer provides all such information, materials and certifications to Seller but in no event later than ten business days after receipt of all such information, materials and certifications, Seller shall submit the appropriate FCC Form 394 to the Franchising Authorities or other Governmental Entity, as applicable.  Seller shall on a timely basis cooperate and work with Buyer to obtain all other Consents from the appropriate third party.  Seller shall consult with Buyer and provide Buyer and its agents with the opportunity for review and comment with respect to all notices, filings and submissions made in connection with securing any Consents from Governmental Entities or other Persons.

(b) Seller shall thereafter use its commercially reasonable efforts to obtain all Consents as expeditiously as possible and, to the extent not obtained by the applicable Closing, Seller shall continue to use its commercially reasonable efforts to obtain such Consents for six months after the applicable Closing.  During this six-month time period and pending or in the absence of any such Consent, the Parties shall cooperate with each other in any reasonable and lawful arrangements to provide to Buyer the benefits and liabilities of use of such Acquired Contract.  Without Buyer’s prior written consent, no such Consent shall (at such time or in the future) impose any additional adverse restrictions or obligations on Buyer or include any adverse change to the terms or benefits of the underlying instrument other than immaterial restrictions, obligations or changes.

If, notwithstanding their commercially reasonable efforts, Buyer and Seller are unable to obtain such Consents, Seller shall not be liable to Buyer for breach of the covenants set forth in this Section 7.7 (but Buyer shall have no obligation to effect such Closing unless the condition set forth in Section 10.3 hereof shall have been satisfied or waived).  Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall require Seller to pay any funds (other than its usual or customary attorneys fees, consulting fees, filing fees or other normal costs of doing business) or to give any other consideration in order to obtain any Consent, provided, however, that Seller and Buyer shall equally share all reasonable or customary fees imposed by Franchising Authorities or any other Governmental Entity incurred in connection with obtaining the consents for the Franchises.

(c) Seller shall cooperate fully with Buyer in obtaining any necessary Consents, including helping to arrange and facilitate Buyer’s negotiations with Franchising Authorities or any other Governmental Entity and other third parties with respect to the Consents.

7.9 Interim Financial Statements.  Not later than 20 days after the end of each month following the date hereof and through and until the Closing for such System, Seller shall prepare and deliver to Buyer updated Aging Reports and the unaudited statements of operations for each of the Systems, each as of the end of and for each calendar month following the date hereof (collectively, the “Interim Financial Statements”) and such Interim Financial Statements will be prepared in good faith using reasonable allocations and assumptions from the books and records of account of Seller, which books and records are kept in the normal course of business and in accordance with GAAP.

7.10                          Transfer of Unique Inventory.  On or before the Closing Time related to each System, Seller shall cause Verizon Logistics Inc. to transfer to Seller the ownership of the inventory owned by Verizon Logistics Inc. that is usable primarily by Seller in the operation of the System that is the subject of the Closing.

7.11                          Cooperation Regarding Request for Franchise Renewal.  If there is reasonably insufficient time after the applicable Closing for Buyer to submit a written renewal notice to the appropriate Franchising Authority requesting the commencement of a proceeding pursuant to 47 USC §546(a) with respect to a Franchise, Seller shall submit such notice to the appropriate Franchising Authority prior to the applicable Closing, if Buyer reasonably requests Seller to do so and making such a request is reasonably necessary to preserve the Business.

7.13                          Payroll Taxes.  For purposes of payroll taxes with respect to all employees of Seller that become employees of Buyer, Seller shall not act in a manner inconsistent with Buyer’s treatment of the transactions contemplated hereby as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-I(b)(2) and 31.3306(b)(1)-(1)(b)(2).

7.13                          Buyer’s Audit and Examination.  Seller acknowledges that after the date hereof, Buyer will undertake (at Buyer’s sole expense), through its outside auditors (which are Deloitte & Touche) and through its officers, employees and other representatives (collectively, the “Buyer Representatives”), a full audit and examination of the Systems, including, without limitation, the financial condition and results of operations, Acquired Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities associated with the Systems.  Seller shall (and shall cause its officers, employees, counsel, accountants and other representatives to) cooperate with the Buyer Representatives, at Buyer’s expense, in connection with such audit and examination.  For a reasonable period of time after each Closing Date, Seller agrees to provide Buyer’s Representatives with access to Seller’s records pertaining to the System that was the subject of such Closing, provided that the review of such records is reasonably necessary in connection with Buyer’s audit.

7.14                          Accounts Receivable.  Seller will write off an entire Customer Account if such Customer Account contains an Account Receivable which is 61 days or more past due, with the number of days past due being determined on the last day of the period for which the applicable billing relates; provided, however, that the Seller will not write off an Account Receivable with an amount which is 61 days or more past due provided such amount does not relate to Basic Cable Service.

7.15                          Obligations Pursuant to Transition Services Agreement.  Seller covenants that it will perform the pre-Closing obligations of Seller that are set forth in the Transition Services Agreement in the manner set forth therein.

ARTICLE VIII

Covenants of Buyer

Except and to the extent Seller may otherwise permit in writing, Buyer covenants and agrees as follows:

8.1 Third-Party Consents.

(a) As soon as practicable after the date hereof but in no event later than ten days following any request by Seller (which request shall specify the information required), Buyer shall provide to Seller all of the information, materials and certifications required in order to complete the appropriate FCC Form 394 for each Franchising Authority or other Governmental Entity and other information required by the Franchising Authorities or other Governmental Entity.  Buyer shall on a timely basis cooperate and work with Seller to request the Consents from the appropriate third party.

(b) Buyer shall thereafter use its commercially reasonable efforts to obtain all Consents as expeditiously as possible and, to the extent not obtained by the applicable Closing, Buyer shall continue to use its commercially reasonable efforts to obtain such Consents for six months after the applicable Closing.  During this six-month time period and pending or in the absence of any such consent, authorization or approval, the Parties shall cooperate with each other in any reasonable and lawful arrangements to provide to Buyer the benefits and liabilities of use of such Acquired Contract.  Buyer shall use commercially reasonable efforts to satisfy the concerns, if any, of any Franchising Authorities or other Governmental Entity or other third parties as to Buyer’s ability to perform pursuant to the Franchises and the other Acquired Contracts, excluding any concerns relating to Seller’s operation of the Systems.  If, notwithstanding their commercially reasonable efforts, Buyer and Seller are unable to obtain such Consents, Buyer shall not be liable to Seller for breach of the covenants set forth in this Section 8.1 (but Seller shall have no obligation to effect the Closing unless the condition set forth in Section 9.3 hereof shall have been satisfied or waived).  Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall require Buyer to pay any funds (other than its usual or customary attorneys fees, consulting fees, filing fees or other normal costs of doing business) or to give any other consideration in order to obtain any Consent or to agree to any materially adverse modification to the terms or rights of any Franchise, Permit or Material Acquired Contract in connection with obtaining any Consent, provided, however, that Seller and Buyer shall equally share all reasonable or customary fees imposed by Franchising Authorities or any other Governmental Entity incurred in connection with obtaining the consents for the Franchises.

(c) Buyer shall cooperate fully with Seller in obtaining any necessary Consents.  Buyer shall use its commercially reasonable efforts to attend such meetings as Seller may reasonably request in connection with obtaining the Consents, and Buyer shall provide such financial information as third parties may reasonably request in connection with the review of the requested Consent.  Buyer acknowledges that it may need to enter into direct agreements with Franchising Authorities, other Governmental Entities or other third parties.  Buyer shall bear any and all costs arising with respect to the performance of the Franchises post-Closing (other than any costs arising as a result of noncompliance by Seller with any Franchise prior to the applicable Closing) in accordance with the terms of any Franchises, including any amendments or modifications executed or assumed by Buyer or under the terms of any Consents granted by any Franchising Authority or other Governmental Entity.

8.2 Discharge of Assumed Liabilities.  From and after the Closing Time for a System, Buyer shall pay, perform and discharge the Assumed Liabilities relating to such System as they become due, including, without limitation, the discharge and performance when due of each and every obligation of Seller to be satisfied or performed on or after such Closing Time under the Acquired Contracts and which constitutes an Assumed Liability.  Buyer shall not, without Seller’s consent, which shall not be unreasonably withheld, renew or extend (by action or inaction) any Acquired Contract, other than any Bulk Agreement or Right of Entry Agreement, unless Seller has been released from all of its obligations under such Acquired Contract by all parties to such Acquired Contract.

8.3 Confidentiality.  Buyer covenants and agrees that until five years after the date of the Final Closing, it will not, directly or indirectly, except in connection with the transactions contemplated hereby or in conducting the business of operating the Systems as proposed to be conducted by Buyer, or to the extent required by Law, regulatory process or proceeding or Court Order (provided prior timely notice has been provided to Seller to permit Seller to limit such disclosure or to seek appropriate protective orders), make use of or divulge, or permit any of its agents or employees to make use of or divulge, nonpublic information concerning the business, financial or other affairs of or any of the methods of doing business used by Seller or any of its Affiliates except as otherwise permitted in the Intellectual Property Agreement, the Transition Services Agreement or as contemplated by Section 14.2.  The obligations contained in this

Section 8.3 are in addition to and independent of the obligations contained in the Non-Disclosure Agreement and in the Intellectual Property Agreement.  Notwithstanding the foregoing, this Section 8.3 shall not restrict Buyer’s use of any Acquired Asset, Buyer’s use of any financial statements relating to the Business prepared by the Buyer’s auditor or otherwise restrict Buyer’s ability to comply with Federal securities laws.

8.4 Access.  Subject to Section 7.4 and Section 14.2, Seller shall, for a period of three years from the Final Closing, have access to, and the right to copy, at its expense, for bona fide business purposes and during usual business hours upon reasonable prior notice to Buyer, all books and records relating to the operation of the Systems prior to the Closing, to the extent such books and records were transferred to Buyer.  Buyer shall retain and preserve all such books and records for such three year period.  Buyer may discard or destroy any such books or records, provided that Buyer shall so notify Seller and allow Seller, within 30 days of such notification, to elect to take possession of such books and records.

8.5 Bonds, Letters of Credit, Etc.  Buyer shall use commercially reasonable efforts, and execute and deliver all commercially reasonable documents, to ensure that as of the Closing Time for a System, Buyer has in place the bonds, letters of credit, indemnity agreements and similar instruments listed on Schedule 5.21 applicable to such System.

8.6 Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the other documents and instruments to be delivered pursuant hereto.

8.7 Intellectual Property.  Subject to the rights and licenses expressly granted to Buyer pursuant to the Intellectual Property Agreement, Buyer shall promptly return or destroy and shall not use any Intellectual Property, including any Third Party Intellectual Property, Software or Excluded Marks, of which Buyer acquires possession in connection with the Acquired Assets and which is not Acquired Intellectual Property.

8.8 Vehicles.  Promptly after the Closing for each System, Buyer shall file the appropriate vehicle title applications and registrations to change the name of the titled owner on each vehicle title certificate and change the motor vehicle registration (with respect to license plate information) on each vehicle being transferred to Buyer from Seller at such Closing pursuant to this Agreement.  Buyer agrees that it shall remove and destroy Seller’s existing license plates from all vehicles received upon the earlier of receipt of new license plates or 60 days following the applicable Closing.

8.9 Payroll Taxes.  For purposes of payroll taxes with respect to all employees of Seller that become employees of Buyer, Buyer shall treat the transactions contemplated hereby as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2).

8.10                          Obligations Pursuant to Transition Services Agreement.  Buyer covenants that it will perform the pre-Closing obligations of Buyer that are set forth in the Transition Services Agreement in the manner set forth therein.

ARTICLE IX

Conditions to Seller’s Obligations

The obligation of Seller to consummate each Closing shall be subject to the fulfillment, prior to or at such Closing, of each of the following conditions unless waived by Seller in writing:

9.1 Buyer’s Representations and Warranties.  Each representation and warranty made by Buyer in Article VI hereto as they relate only to the System or Systems that are the subject of the applicable Closing shall be true and correct in all material respects on and as of such Closing Date (disregarding for such purposes any qualifications as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) with the same effect as though each such representation or warranty had been made or given on and as of such Closing Date, other than (i) representations and warranties made as of a specific date, which shall be true and correct as of such specific date, and (ii) any breach of a representation or warranty that does not materially and adversely impact Buyer’s ability to consummate the transactions contemplated hereby.

9.2 Buyer’s Covenants.  Buyer shall have performed and complied, in all material respects, with all of the covenants set forth herein and attributable to the System or Systems that are the subject of the applicable Closing which are to be performed or complied with by it before or as of such Closing Time.

9.3 Consents.  The Material Consents listed on Schedule 9.3 (the “Required Consents”) that are attributable to the System or Systems subject to the applicable Closing shall have been obtained; provided, that Seller shall not have the benefits of this condition in respect of any Required Consent that is waived by Buyer pursuant to Section 10.3 if the failure to obtain such Required Consent would not result in any material liability to Seller or would not cause Seller to materially violate any Law.

9.4 Buyer’s Deliveries.  Buyer shall have executed and delivered to Seller the Buyer Ancillary Agreements, the Brand Phaseout License Agreement and the other documents and items referred to in Article XIII hereof.

9.5 No Proceedings.  No action, suit or proceeding which has a reasonable likelihood of success is pending or threatened by or before any Governmental Entity to enjoin, restrain, prohibit or obtain substantial damages in respect of the transfer of the applicable System or Systems that are the subject of the applicable Closing or the Acquired Assets as contemplated by this Agreement or the Ancillary Agreements, or which would or would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement.

ARTICLE X

Conditions to Buyer’s Obligations

The obligation of Buyer to consummate each Closing shall be subject to the fulfillment, prior to or at such Closing, of each of the following conditions unless waived by Buyer in writing:

10.1                          Seller’s Representations and Warranties.  Each representation and warranty made by Seller in Article V hereof as they relate only to the System or Systems that are the subject of the applicable Closing shall be true and correct on and as of such Closing Date (disregarding for such purposes any qualifications as to “materiality” or “Material Adverse Effect” set forth in such representations or warranties) with the same effect as though each such representation and warranty had been made or given on and as of such Closing Date other than (i) representations and warranties made as of a specific date, which shall be true and correct as of such specific date, and (ii) any breach of a representation or warranty that individually or in the aggregate, has not had, or would or would not reasonably be expected to have, a Material Adverse Effect with respect to such System (as though it were the entire Business).

10.2                          Seller’s Covenants.  Seller shall have performed and complied, in all material respects, with all of the covenants set forth herein and attributable to the System or Systems that are the subject of the applicable Closing which are to be performed by or complied with by it before or as of such Closing Time.

10.3                          Consents.  The Required Consents that are attributable to the System or Systems that are the subject of the applicable Closing shall have been obtained in form and substance reasonably satisfactory to Buyer.

10.4                          Seller’s Deliveries.  Seller shall have executed or shall have caused its Affiliates to execute, as applicable, and delivered to Buyer the Seller Ancillary Agreements, the Brand Phaseout License Agreement and the other documents referred to in Article XII hereof.

10.5                          No Proceedings.  No action, suit or proceeding which has a reasonable likelihood of success is pending or threatened by or before any Governmental Entity to enjoin, restrain, prohibit or obtain substantial damages in respect of the transfer of the System or Systems that are the subject of the applicable Closing or the Acquired Assets as contemplated by this Agreement or the Ancillary Agreements, or which would or would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement or the Ancillary Agreements.

10.6                          Statutes, Proceedings, Etc.  No statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted or promulgated from and after the date hereof and no action or proceeding shall have been brought by any Franchising Authority or other Governmental Entity, or shall be pending which would or would reasonably be expected to (i) prevent Buyer from holding or operating the Acquired Assets that are the subject of the applicable Closing to provide multi-channel video services, cable programming services or Data Services or (ii) impose material limitations on the ability of Buyer effectively to acquire, hold or operate the System that is the subject of the applicable Closing and conduct the business of such System.

10.7                          FIRPTA Affidavit.  Seller shall have furnished Buyer with a certificate stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

10.8                          Florida System Closing.  The Closing related to the Florida System shall not occur unless the Closing related to the California System has occurred prior thereto, or is occurring simultaneously therewith.

ARTICLE XI

Closing and Termination

11.1                          Closing.

(a) Upon receipt of the Required Consents relating to a particular System, Seller shall designate by written notice to Buyer the date for the closing (each, a “Closing”) of the sale and transfer of the Acquired Assets and Assumed Liabilities associated with that System; provided, however, that the date of such Closing must be at least 10 days after the date of the written notice to Buyer setting the date of such Closing.  Subject to the satisfaction or waiver of the conditions set forth in Articles IX and X as applicable to each System, each Closing will take place on the date established in accordance with this Section 11.1(a).  The Closings will take place at the offices of Verizon Communications Inc. located at 600 Hidden Ridge, Irving, Texas 75038, at 10:00 a.m.  Dallas, Texas time on such date.  The date on which the Closing occurs for any particular System is referred to herein as the “Closing Date” for such System.

(b) Upon the receipt of the Required Consents that apply to a particular System and the satisfaction or waiver of all conditions set forth in Articles IX and X with respect to such System, the Parties shall promptly proceed with the Closing of the sale and transfer of the Acquired Assets and Assumed Liabilities associated with such System in accordance with this Section 11.1, regardless of the status of the conditions set forth in Articles IX and X that apply to the other System.  The Parties acknowledge and agree that the sale and transfer of each System, and the payment of the related System Cash Payment, shall be independent of the sale and transfer of the other System and its related System Cash Payment.  Notwithstanding anything in Section 11.2, each Closing shall be independent of the other Closing (except as otherwise contemplated by Section 10.8) and, upon consummation, shall be final regardless of the status or timing of the Closing of the remaining System (including whether such other Closing occurs).

(c) Seller and Buyer shall meet on the date preceding the Closing Date for each System at the offices of Seller to conduct a pre-Closing at which all deliveries to be made at Closing will be reviewed by the parties and placed in escrow.  At 11:59 p.m. in the jurisdiction in which the corresponding System operates on the date preceding the Closing Date, Seller shall terminate its operation of such System.  At 12:01 a.m. (the “Closing Time”) in the jurisdiction in which the System operates on the Closing Date, Buyer shall commence operation of the System.  At 10:00 a.m. on the Closing Date Dallas, Texas time, all instruments and payments held in escrow shall be distributed and disbursed to Buyer by wire transfer, and Buyer shall make the System Cash Payment or System Cash Payments, as applicable, to Seller by wire transfer of immediately available funds, and the applicable Closing shall be consummated.

11.2                          Termination.  This Agreement (and the transactions contemplated hereby) may not be terminated as to a System except as follows:

(a)          Upon the mutual written consent of Seller and Buyer;

(b)         By Seller, if Buyer is in material breach of this Agreement and such breach has not been cured within 10 days following the delivery of notice thereof to Buyer;

(c)          By Buyer, if Seller is in material breach of this Agreement and such breach has not been cured within 10 days following the delivery of notice thereof to Seller; or

(d)         By either Party, if the Closing for such System has not occurred on or before March 31, 2004 (the “End Date”).

11.3                          Effect of Termination.

(a) Upon the termination of this Agreement in accordance with Section 11.2 hereof with respect to a System or Systems, and except as set forth in Section 11.3(c) below, the Parties shall be relieved of any further obligations or liability under this Agreement with respect to the System or Systems that are the subject of a termination except that:

(i)                                     in the case of a termination of this Agreement prior to any Closing occurring, only (1) the confidentiality obligations contained in Section 7.4 (with respect only to confidential information regarding Buyer) and Section 8.3 (with respect only to confidential information regarding Seller), (2) the confidentiality obligations under the Non-Disclosure Agreement, and (3) the expense allocation provisions under Section 16.1 shall survive such termination; provided, that, nothing herein shall relieve any Party from its obligations for a breach of this Agreement occurring prior to such termination.

(ii)                                  in the case of a termination of this Agreement after one but not both Closings have been consummated, this Agreement shall terminate only insofar as it relates to the System for which a Closing did not occur and the following obligations with respect to such terminated System shall continue to apply:  (1) the confidentiality obligations contained in Section 7.4 (with respect only to confidential information regarding Buyer) and Section 8.3 (with respect only to confidential information regarding Seller), (2) the confidentiality obligations under the Non-Disclosure Agreement, and (3) the expense allocation provisions under Section 16.1; provided, that, except as provided in Section 11.3(b), nothing herein shall relieve any party from its obligations in respect of any breach of this Agreement occurring prior to such termination.

(b) Upon any termination pursuant to Section 11.2(b), Seller shall be entitled to retain the entire Escrow Amount as reimbursement for its out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, and upon any termination pursuant to Section 11.2(a), (c) or (d), Buyer shall be entitled to the entire Escrow Amount and Seller shall promptly, and in any event within two business days following such termination, return the Escrow Amount to Buyer (by wire transfer of immediately available funds to an account designated by Buyer).  Notwithstanding anything to the contrary set forth in Section 15.3, the retention of the Escrow Amount by Seller shall be liquidated damages to Buyer in respect of all claims and shall be the sole and exclusive remedy available to Seller upon such a termination.  In the event the Parties disagree as to whether a proper termination has occurred, Seller will not be entitled to retain or be obligated to repay the Escrow Amount until any such disagreement is resolved by the Parties in good faith.

(c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.3, Article XV and Article XVI shall survive any termination of this Agreement.

ARTICLE XII

Seller’s Deliveries at Closing

At each applicable Closing or at both Closings (as specified herein), Seller shall deliver the following to Buyer:

12.1                          Bring-Down Certificate.  A bring-down certificate executed by an executive officer of Seller certifying that the conditions specified in Sections 10.1, 10.2, 10.3 and, to such executive officer’s knowledge after reasonable inquiry, 10.5, have been satisfied, which shall be delivered at both Closings.

12.2                          Secretary’s Certificate.  A certificate executed on behalf of Seller by Seller’s Secretary or Assistant Secretary certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Seller, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements, which shall be delivered at both Closings.

12.3                          Ancillary Agreements.  The applicable Ancillary Agreements and the Brand Phaseout License Agreement, duly executed by Seller or the appropriate Affiliate of Seller, as the case may be, which shall be delivered at each applicable Closing.

ARTICLE XIII

Buyer’s Deliveries at Closing

At each applicable Closing or at both Closings (as specified herein), Buyer shall deliver the following to Seller:

13.1                          Cash Payment.  The applicable System Cash Payment or System Cash Payments as specified in Section 4.2(b) and/or (c) hereof shall be delivered at the applicable Closing.  If the California System closes prior to the Florida System, none of the Escrow Amount shall be returned to Buyer at the Closing of such System and the Escrow Amount shall remain in escrow and shall be returned to Buyer at the Closing of the Florida System (unless the Closing of the Florida System does not occur because of a termination of this Agreement in respect of such Closing, in which case Section 11.3(b) shall apply).  If the Systems close simultaneously or if the Florida System closes prior to the California System, the Escrow Amount shall be returned to Buyer at Closing.  Seller shall provide Buyer with a bank statement with respect to the Escrow Amount at least 5 days prior to any Closing, which bank statement shall disclose the aggregate amount of principal and interest which comprise the Escrow Amount.

13.2                          Bring-Down Certificate.  A bring-down certificate executed by an executive officer of Buyer certifying that the conditions specified in Sections 9.1 and 9.2 have been satisfied, which shall be delivered at both Closings.

13.3                          Secretary’s Certificate.  A certificate executed on behalf of Buyer by an authorized signatory of Buyer certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Buyer, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Buyer’s execution, delivery and performance of this Agreement and the Ancillary Agreements, which shall be delivered at both Closings.

13.4                          Buyer Ancillary Agreements.  The applicable Ancillary Agreements duly executed by Buyer and a duly executed Brand Phaseout License Agreement, which shall be delivered at each applicable Closing.

ARTICLE XIV

Tax Matters

14.1                          Filing of Returns.  In connection with the preparation and filing of Tax Returns as of and after the applicable Closing Date, Buyer and Seller shall cooperate and exchange information as reasonably required to accomplish the matters contemplated by this Article XIV.

14.2                          Access to Books and Records.  After the applicable Closing Date, upon reasonable notice, and subject to Section 7.4 and Section 8.3 hereof (as applicable to each Party), each Party will give to the representatives, employees, counsel and accountants of the other Party, access, during normal business hours, to records relating to periods prior to or including the applicable Closing Date, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other Party in connection with and for the purpose of Tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes relating to the transfer of the Systems and any Acquired Assets (including such financial information and any receipts evidencing payment of Taxes as may be requested by Seller to substantiate any claim for Tax credits or refunds); provided, however, that nothing herein will obligate any Party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any Contract to which it is a party or to which any of its assets is subject.  Seller and Buyer will cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the Systems (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 14.2. and Section 14.3.  Notwithstanding any confidentiality obligation to the contrary hereunder, each Party (and each employee, representative or other agent of such Party) may disclose to any and all Persons, the Federal income tax treatment and Federal income tax structure of the transaction contemplated by this Agreement as well as all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such Federal income tax treatment and Federal income tax structure.  This exception to confidentiality is exclusively limited to the Federal income tax treatment and Federal income tax structure of the transactions contemplated by this Agreement and does not include any Intellectual Property or Proprietary Business Information that does not specifically relate to the Federal income tax treatment and Federal income tax structure of the transactions contemplated by this Agreement.

14.3                          Indemnification for Taxes.

(a) In accordance with the provisions of Article III, and subject to Section 14.4 and Section 14.5, Seller agrees to indemnify and hold harmless Buyer, its Affiliates, successors and permitted assigns from and against any and all Indemnifiable Losses incurred or suffered by Buyer arising from (i) any Taxes (other than Taxes that are Assumed Liabilities) of Seller or its Affiliates or Taxes attributable to the operations of the Systems or ownership of the Acquired Assets for all Tax periods (or portions thereof) ending on or prior to the applicable Closing Date, (ii) any breach of the representations contained in Section 5.10(a) or (iii) the failure of Seller to perform any of the agreements or undertakings made by Seller in this Article XIV.

(b) In accordance with the provisions of Article III, and subject to Section 14.4 and Section 14.5, Buyer agrees to indemnify and hold harmless Seller, its Affiliates, successors and permitted assigns from and against any and all Indemnifiable Losses incurred or suffered by Seller arising from (i) any Taxes that are Assumed Liabilities of Buyer or its Affiliates or Taxes attributable to the operations of the Systems or ownership of the Acquired Assets for all Tax periods (or portions thereof) ending after the applicable Closing Date, or (ii) the failure of Buyer to perform any of the agreements or undertakings made by Buyer in this Article XIV.

(c) Any Party seeking indemnification under this Article XIV (the “Tax Indemnitee”) shall give the other Party (the “Tax Indemnitor”) written notice of any audit, proposed adjustment or assessment, or proceeding by a Tax authority involving Taxes for which the Tax Indemnitee intends to seek indemnification no later than 20 business days after receipt of notice of such proceeding by the Tax Indemnitee; provided, however, that the failure of the Tax Indemnitee to so notify the Tax Indemnitor shall not preclude any indemnity hereunder unless and to the extent that such failure has materially and adversely affected the Tax Indemnitor’s contest rights with respect to the proceeding.  At its cost, the Tax Indemnitor shall have the right to control and settle such proceeding; provided, however, that to the extent the Tax Indemnitor is not liable under this Article XIV for the entire amount of the Tax relating to such proceeding, at the Tax Indemnitee’s option, (i) the Tax Indemnitor shall have the right to control the proceeding at its cost and to settle such proceeding with the written approval of the Tax Indemnitee (which approval shall not be unreasonably withheld), (ii) the Tax Indemnitee shall have the right to control the proceeding at its cost and to settle such proceeding with the written approval of the Tax Indemnitor (which approval shall not be unreasonably withheld), or (iii) the Tax Indemnitor and Tax Indemnitee shall jointly control and share the cost and mutually agree on a settlement of such proceeding.

(d) Neither Party shall be entitled to indemnification relating to Taxes unless the claim for indemnification is asserted in writing within one year following the final determination of (including the expiration of the time to appeal) any audit examination, investigation or other proceeding relating to the Taxes for which indemnification is sought.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations imposed by this Article XIV shall survive until the expiration of 60 days following the expiration of the applicable statute of limitations for assessment and collection of each Tax; provided, however, that in the event that a notice of claim for indemnity pursuant to this Article XIV is made during such period, indemnity with respect to such claim shall survive until such time as the claim is finally resolved.

14.4                          Transaction Taxes.  Notwithstanding any other provision in this Agreement, [ * ] pay [ * ] of any sales, use, stamp, transfer, documentary, registration, business and occupation and other similar taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any Governmental Entity with respect to the transfer of the Systems and any Acquired Assets to Buyer but not including any income, capital gains, gross profits or other similar taxes based on the income or receipts of such Party (“Transaction Taxes”), regardless of whether the Tax authority seeks to collect such taxes from Seller or Buyer.  Buyer shall also be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto.  Seller shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transactions contemplated hereby and in the Ancillary Agreements.  In any proceedings, whether formal or informal, Seller shall permit Buyer to participate in the defense of such proceeding with respect to such Transaction Taxes, and shall take all actions and execute all documents required to allow such participation.

14.5                          Tax Prorations.  Notwithstanding any other provision in this Agreement, as to the Systems and other Acquired Assets acquired by Buyer, Seller and Buyer shall apportion the liability for real and personal property taxes, ad valorem taxes, franchise fees or taxes or other similar periodic Taxes (“Periodic Taxes”) for all Tax periods including but not beginning or ending on the applicable Closing Date (all such periods of time being hereinafter called “Proration Periods”).  The Periodic Taxes described in this Section 14.5 shall be apportioned between Seller and Buyer as of the applicable Closing Date, with Buyer liable for that portion of the Periodic Taxes equal to the Periodic Tax for the Proration Period multiplied by a fraction, the numerator of which is the number of days remaining in the applicable Proration Period including and after the applicable Closing Date, and the denominator of which is the total number of days covered by such Proration Period.  Seller shall be liable for that portion of the Periodic Taxes for a Proration Period for which Buyer is not liable under the preceding sentence.  Buyer and Seller shall pay or be reimbursed for real and personal property taxes (including instances in which such property taxes have been paid before the applicable Closing Date) on this prorated basis.  If a payment on a tax bill is due after the applicable Closing, the Party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any.  If the other Party does not pay the invoice within 30 calendar days of receipt, the amount of such payment shall bear interest at the rate of 6% per annum.  The Party responsible for paying a Tax described in this Section 14.5 shall be responsible for administering the payment of (and any reimbursement for) such Tax.  For purposes of this Section 14.5, the Proration Period for ad valorem taxes and real and personal property taxes shall be the fiscal period for which such taxes were assessed by the Tax jurisdiction.

14.6                          Tax Refunds.  Any Tax refunds (including any interest related thereto) received by Buyer, its Affiliates or successors relating to Tax periods (or portions thereof) ending on or prior to the applicable Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such amount within 5 business days of receipt thereof.  Buyer shall, if Seller so reasonably requests and at Seller’s direction and expense, file or cause its Affiliates to file for and obtain any Tax refunds with respect to Tax periods or portions thereof ending prior to the applicable Closing Date.

ARTICLE XV

Indemnification

15.1                          Survival of Representations, Warranties and Covenants.

(a) All covenants in this Agreement shall survive each Closing and remain in full force and effect indefinitely (or unless any such covenant by its terms terminates as of an earlier date).  The representations and warranties contained in Section 5.1, Section 5.2, the last sentence of Section 5.6, Section 5.15, Section 6.1, Section 6.2 and Section 6.7 will survive each Closing and remain in full force and effect indefinitely.  Except as otherwise provided in this Agreement, each of the other representations and warranties contained in Article V and Article VI as applicable to each System will terminate, without further action, on the date which is 18 months following the applicable Closing Date for such System except for Section 5.14, which representations and warranties shall terminate, without further action, on the date which is three years following the applicable Closing Date for such System (as applicable, the “Expiration Date”).

(b) This Article XV will survive any termination of this Agreement and the indemnification contained in this Article XV will survive the applicable Closing for a System and shall remain in effect:

(i)                                     indefinitely, with respect to any indemnifiable claim related to the breach of any covenant or the breach of any representation or warranty which pursuant to Section 15.1(a) survives indefinitely,

(ii)                                  indefinitely, with respect to any indemnifiable claim arising under or related to Indemnifiable Losses pursuant to Sections 15.2(a)(iii) or pursuant to Sections 15.2(b)(iii); and

(iii)                               until the applicable Expiration Date for any indemnifiable claims that are not specified in any of the preceding clauses.

Unless a claim for indemnification with respect to any alleged breach of any representation or warranty is asserted by notice given as herein provided that identifies a particular breach and the underlying facts relating thereto, which notice is given within the applicable period of survival for such representation or warranty, such claim may not be pursued and is irrevocably waived after such time.  Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation or warranty will be deemed to have been properly made except (i) to the extent it is based upon a Third Party Claim made or, brought prior to the expiration of the survival period for such representation or warranty, or (ii) to the extent based on Indemnifiable Losses incurred by an Indemnitee prior to the expiration of the survival period for such representation or warranty.  For purposes of clarity, claims asserted in writing before the applicable period of survival for such representation or warranty terminates shall be deemed timely made regardless of whether litigation or arbitration proceedings are commenced by such date.  Notwithstanding anything to the contrary in this Agreement, if either party makes a claim for indemnification in writing and in accordance with the terms of this Agreement with respect to any alleged breach under Section 15.2(a)(i) or Section 15.2(b)(i) prior to the Expiration Date as provided by Section 15.1(a), the indemnification contained in this Article XV with respect to such claim shall remain in effect for so long as the Indemnitee suffers Indemnifiable Losses as the result of such claim.

15.2                          Indemnification.

(a) Following the Closing of the California System and the Florida System, as applicable, and subject to the other sections of this Article XV, Seller will indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, and agents from and against all Indemnifiable Losses, in each case relating to the System that is the subject of a Closing and relating to, resulting from or arising out of:

(i)                                     any inaccuracy in any of the representations and warranties made by Seller in Article V of this Agreement;

(ii)                                  a breach by Seller of any covenant or agreement of Seller contained in this Agreement, the Intellectual Property Agreement, the Employee

Matters Agreement or the Transition Services Agreement; provided, however that any claim for a pre-Closing breach of a covenant contained in Section 7.2 of this Agreement must be brought by Buyer within 18 months after the Closing Date; and

(iii)                               any of the Excluded Liabilities.

(b) Following the Closing of the California System and the Florida System, as applicable, and subject to the other sections of this Article XV, Buyer will indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers and agents from and against all Indemnifiable Losses, in each case relating to the System that is the subject of a Closing and relating to, resulting from or arising out of:

(i)                                     any inaccuracy in any of the representations or warranties made by Buyer in Article VI of this Agreement,

(ii)                                  a breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, the Intellectual Property Agreement, the Employee Matters Agreement or the Transition Services Agreement; and

(iii)                               any of the Assumed Liabilities.

(c) Payments made under Article XIV or this Section 15.2 shall be treated by Buyer and Seller as purchase price adjustments and Buyer and Seller shall file all Tax Returns consistent with such treatment.  Notwithstanding anything to the contrary contained herein, Buyer shall not be indemnified or reimbursed for any Tax consequences arising from the receipt or accrual of an indemnity payment hereunder including any Tax consequences arising from adjustments to the basis of any asset resulting from an adjustment to the System Cash Payment, or any additional or reduced Taxes resulting from any such basis adjustment.

15.3                          Limitations on Liability.

(a) For purposes of this Agreement:

(i)                                     “Indemnification Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement,

(ii)                                  “Indemnitee” means any Person or entity entitled to indemnification under this Agreement,

(iii)                               “Indemnifying Party” means any Person or entity required to provide indemnification under this Agreement, and

(iv)                              “Indemnifiable Losses” means any losses, liabilities, damages, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) actually incurred in connection with any actual or threatened (provided that any such threats are in writing) actions, suits, demands, assessments, judgments and settlements, in any such case (x) reduced by the amount of insurance proceeds actually recovered from any Person or entity with respect thereto and (y) excluding any such losses, liabilities, damages, costs and expenses to the extent that the underlying liability or obligation is the result of the gross negligence or willful misconduct of the Indemnitee.

(b) Intentionally Omitted.

(c) As between Seller and any Affiliate of Seller, on the one hand, and Buyer and any Affiliate of Buyer, on the other hand, the remedies, rights and obligations set forth in this Article XV,  Section 14.3 (Indemnification for Taxes), and Sections 11.2 and 11.3 (Termination) will be the exclusive remedies, rights and obligations with respect to the liabilities and obligations referred to in Section 15.2(a)(i) and 15.2(b)(i) and any breach of the representations or warranties set forth in this Agreement.  Without limiting the foregoing, as a material inducement to entering into this Agreement, to the fullest extent permitted by Law, each of the Parties waives any claim or cause of action that it otherwise might assert, and any breach of the representations or warranties set forth in this Agreement, except for claims or causes of action brought under and subject to the terms and conditions of this Article XV, Section 14.3 (Indemnification for Taxes), and Sections 11.2 and 11.3 (Termination).

(d) Except as provided by Section 15.7, notwithstanding any other provision of this Agreement or of any applicable Law, no Indemnitee will be entitled to indemnification for a claim against an Indemnifying Party for Indemnifiable Losses arising out of or relating to any inaccuracy of representations or warranties under Sections 15.2(a)(i) or 15.2(b)(i) until the aggregate amount of Indemnifiable Losses incurred by the Indemnitee exceeds [ * ] of the Total Cash Payment (all amounts up to and including such amount, the “Basket Amount”); provided however, that in the event the aggregate amount of Indemnifiable Losses incurred by the Indemnitee exceeds the Basket Amount, then the Indemnifying Party shall not be liable for the Basket Amount but shall be liable for the Indemnifiable Losses incurred by the Indemnitee that exceed the Basket Amount but subject to Section 15.3(e); provided, however, until the Florida System closes, the Basket Amount shall be limited to $[ * ] and shall only apply to Indemnifiable Losses related to the California System.

(e) Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 15.2(a)(i) or the indemnification obligation of Buyer under Section 15.2(b)(i) will not exceed an amount equal to [ * ] of the Total Cash Payment, respectively (the “Cap Limitation”); provided, however, until the Florida System closes, the Cap Limitation shall be limited to $[ * ] and shall only apply to Indemnifiable Losses related to the California System.  Either Party shall be obligated to provide indemnification for all Indemnifiable Losses that may be asserted pursuant to Sections 15.2(a)(ii), 15.2(a)(iii), 15.2(b)(ii) and 15.2(b)(iii), as applicable.

(f) No Indemnifying Party shall be liable to or obligated to indemnify any Indemnitee hereunder for any punitive or exemplary damages, or any unforeseeable consequential, special or multiple damages, except to the extent such damages have been recovered by a third person (including a Governmental Entity) and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Article XV.

(g) Seller and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

15.4                          Defense of Claims.

(a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person or Governmental Entity that is not a party to this Agreement (a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article XV to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise).  Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof.  Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof, or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are not available to or are in conflict with those available to the Indemnifying Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances.  Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim.  If a settlement offer solely for money damages is made by the applicable third party claimant (which offer provides for a full and unconditional release of the Indemnitee), and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnitee declined to accept plus the Indemnifiable Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnitee with respect to such claim.

(b) Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the incurrence thereof, and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such claim.  If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article XV.

(c) If, after the making of any Indemnification Payment, the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party.  Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee’s rights against such third party.  Without limiting the generality or effect of any other provision of this Article XV, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

(d) The Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse the Indemnitee for all expenses incurred in connection with any Third Party Claim, as such expenses are incurred by such Indemnitee; provided, however, that such expenses shall be refunded to the extent that such expenses arose primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee.

15.5                          No Indemnifiable Claims Resulting From Governmental Entity Action.  Buyer has no indemnifiable or otherwise compensable claim that any of Seller’s representations or warranties in Article V is inaccurate, or that any covenant or agreement has been breached, if such claim is predicated on any new Law or any action or order enacted or taken by a Governmental Entity after the Closing of the System to which such claim relates and that is effective retroactively for periods of time prior to such Closing; provided that Seller had no Knowledge of such Law, action or order prior to such Closing.

15.6                          Infringement.

(a) Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to defend, indemnify or hold harmless Buyer or any of its Affiliates from damages, costs or expenses resulting from any obligation, suit or proceeding based upon any claim that any activity subsequent to the applicable Closing Time engaged in by Buyer, a customer of Buyer’s or anyone claiming under Buyer constitutes direct or contributory infringement, misuse or misappropriation of or inducement to infringe any Third Party Intellectual Property.

(b) Buyer shall defend, indemnify and hold harmless Seller and any of its Affiliates from and against any and all Indemnifiable Losses resulting from any obligation, proceeding or suit based upon any claim alleging or asserting direct or contributory infringement, misuse or misappropriation of or inducement to infringe by, Seller or any of its Affiliates of any Third Party Intellectual Property to the extent that such claim is based on, or would not have arisen but for, activity conducted or engaged in subsequent to the applicable Closing Time by Buyer, a customer of Buyer’s or anyone claiming under Buyer.

15.7                          Inapplicability to Taxes.  This Article XV shall not apply with respect to Tax matters, including indemnification of the Parties for Taxes, which liability shall be governed by Article XIV hereof.

ARTICLE XVI

Miscellaneous

16.1                          Expenses.  Except as otherwise expressly provided for elsewhere in this Agreement, each Party hereto shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement.  Except as provided in Section 7.8 and Section 8.1, Seller and Buyer shall each bear all of its cost and expense incurred in securing the appropriate Consents in respect of the assignment of the Acquired Contracts.

16.2                          Governing Law.  This Agreement shall be governed by the Laws of the State of New York regardless of the Laws that might otherwise govern under applicable conflicts of law principles.  Buyer and Seller irrevocably submit to the exclusive jurisdiction of any New York state court and any United States Federal court located in New York (collectively the “New York Courts”) for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the Ancillary Agreements or any transaction contemplated hereby or thereby.  Buyer and Seller further agree that service of any process, summons or notice at the addresses set forth in

Section 16.3 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which they have submitted to jurisdiction as set forth above.  Buyer and Seller irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby in the New York Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Except to the extent required to enforce any order (including any order for injunctive relief, award or judgment of or by the New York Courts), Buyer and Seller agree not to pursue any legal action against the other Party in respect of the transactions contemplated hereby or by the Ancillary Agreements or in any manner related thereto other than in the New York Courts.

16.3                          Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted by facsimile, or five days after mailed, certified or registered mail, with postage prepaid addressed as follows (or to such other person or address as the Party to receive such notice may have designated from time to time by notice in writing pursuant hereto):

If to Seller:

Verizon Media Ventures Inc.
c/o Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036
	Attn:	Executive Director –
Corporate Development
Fax Number: (212) 597-2741

With a copy to:

Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036
	Attn:	Associate General Counsel –
Strategic Transactions
Fax Number: (212) 764-2432

If to Buyer:

Knology New Media, Inc.
1241 O.G. Skinner Drive
West Point, Georgia 31833
	Attn:	General Counsel
Fax Number: (706) 645-0148

With a copy to:

Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
1600 Atlanta Financial Center
Atlanta, Georgia 30326
Attn: James Walker, IV, Esq.
Fax Number: (404) 365-9532

16.4                          Definition of Agreement.  Unless the context clearly otherwise requires, as used herein, the term “Agreement” means this Agreement and the Schedules, Annex and Exhibits hereto.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Paragraph or other subdivision.

16.5                           Headings, Gender.  The headings to Articles and Sections of this Agreement are for reference only and shall not be used in construing or interpreting the provisions hereof or otherwise affect the meaning hereof.  The use of the neuter pronoun “it” shall also refer to, as appropriate, the masculine and/or feminine gender.  The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa.

16.6                           Counterparts; Third Party Beneficiaries.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  No provision of this Agreement, other than as expressly provided in the indemnification provisions of Articles XIV and XV, is intended to (i) confer upon any Person other than the Parties hereto and their successors and permitted assigns, any rights or remedies hereunder, (ii) relieve or discharge the obligation or liability of any third party or (iii) give any third party any right of subrogation or action against Seller or Buyer.

16.7                          Intentionally Omitted.

16.8                          Modifications.  Any modification, amendment or waiver of or with respect to any provision of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by Seller and Buyer and shall designate specifically the terms and provisions so modified.

16.9                          Schedules.  Any matter disclosed on any Schedule hereto shall be deemed to be disclosed on any other Schedule hereto to which such matter, on its face, clearly applies.

16.10                    Assignment and Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but (except as provided for in this Section 16.10) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the others.  Notwithstanding the previous sentence, any Party may assign this Agreement or any Ancillary Agreement, or any interest herein or therein, (a) in connection with a change of control, merger or reorganization of such Party or a sale of all or substantially all of such Party’s stock, membership interests or assets or (b) to any Affiliate of such Party, provided that the assignee of such Party agrees in writing to be bound by the provisions of this Agreement.  For the sake of clarity, and without limitation, Buyer and its permitted transferees may transfer

(i) the obligation to purchase the California System and any Ancillary Agreement to any subsidiary of Buyer, to Knology, Inc. or to any direct or indirect subsidiary of Knology, Inc., and may transfer separately (ii) the obligation to purchase the Florida System and any Ancillary Agreement to any subsidiary of Buyer, to Knology, Inc. or to any direct or indirect subsidiary of Knology, Inc., provided that each such transferee agrees in writing to be bound by the provisions of this Agreement and any applicable Ancillary Agreement.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their respective successors and assigns.

16.11                    Public Announcements; Confidentiality.

(a) Except for communications by Seller to customers of the Business and contemplated by Section 7.2(g), and subject to Section 7.8, Seller and Buyer will consult with each other before issuing or prior to the issuance by any Affiliate of, and will provide each other the opportunity to review and comment upon, any press release or other public statements (or relevant portions thereof) relating to the transactions contemplated by this Agreement and shall not issue, and shall ensure that their respective Affiliates shall not issue, any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  Each Party also agrees that it will not, directly or indirectly, except to the extent required by Law or Court Order (provided prior timely notice has been provided to the other Party to permit such Party to limit such disclosure or to seek appropriate protective orders), make use of or divulge, or permit any of its agents, employees or Affiliates to make use of or divulge, any terms or conditions of this Agreement or the Ancillary Agreements.  The obligations contained in this Section 16.11(a) are in addition to and independent of the obligations contained in the Non-Disclosure Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the Ancillary Agreements, the Non-Disclosure Agreement, or any other agreement relating to the transactions contemplated by such agreements, any Party to this Agreement (and each employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the Ancillary Agreements, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any person to disclose the name of, or other information that would identify, any Party to such transactions or to disclose confidential commercial information regarding such transactions; provided further that this sentence shall not be effective with respect to any person until the earliest of the date of a public announcement (if any) of discussions relating to any such transaction involving such person, the date of a public announcement (if any) of any such transaction involving such person or the date of the execution of a definitive agreement to enter into any such transaction involving such person, it being understood that there are no limits at any time on the ability of any Party to consult its own independent tax advisor regarding the tax treatment or tax structure of the transaction.

16.12                    Right to Specific Performance.  The Parties acknowledge that the unique nature of the transactions contemplated by this Agreement may render money damages an inadequate remedy for the breach by either Party of its obligations under this Agreement.  Each Party agrees that in the event of such breach, (i) the non-breaching Party may, upon proper action instituted by it, be entitled to seek a decree of specific performance of this Agreement, and (ii) such rights are cumulative and in addition to any other remedy to which the Parties may be entitled at law or equity.

16.13                    Bulk Sales Laws.  Buyer and Seller waive compliance with applicable Laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar Law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Systems.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have executed this Agreement as of the date first above written.

VERIZON MEDIA VENTURES INC.

By:	/s/	John P. Fitgerald
Name:		John P. Fitzgerald
Title:	Executive Director

KNOLOGY NEW MEDIA, INC.

By:	/s/	Rodger L. Johnson
Name:		Rodger L. Johnson
Title:	President and CEO

Verizon Communications Inc. hereby joins in this Agreement for the limited purpose of guaranteeing payment when due by Seller of amounts agreed by Seller, or finally determined, to be due from Seller pursuant to (a) Seller’s obligations, if any, to make payments as adjustments to a System Cash Payment upon the terms and conditions set forth in Section 4.4 and (b) Seller’s indemnification obligations contained in Section 14.3 and Article XV upon the terms and conditions set forth in Section 14.3 and Article XV therein.

VERIZON COMMUNICATIONS INC.

By:	/s/	Marianne Drost
Name:		Marianne Drost
Title: